Exhibit 10.2
EXECUTION COPY
SERIES B CREDIT AGREEMENT
among

RIVIERA HOLDINGS CORPORATION,
as Borrower,
CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWER
FROM TIME TO TIME PARTY HERETO,
as Guarantors,
THE LENDERS PARTY HERETO,
and
CANTOR FITZGERALD SECURITIES,
as Administrative Agent
Dated as of April 1, 2011

i

v

Schedules

Schedule 1.1(a)	Initial Term Loan Percentages
Schedule 1.1(b)	Existing Investments
Schedule 1.1(c)	Existing Liens
Schedule 3.3	Jurisdictions of Organization
Schedule 3.12	Subsidiaries, Joint Ventures and Partnerships
Schedule 3.16	Intellectual Property
Schedule 3.19(a)	Properties
Schedule 3.19(b)	Tangible Personal Property
Schedule 3.19(c)	Location of Collateral
Schedule 3.19(d)	Mortgaged Properties
Schedule 3.22	Labor Matters
Schedule 3.25	Insurance
Schedule 6.1(b)	Existing Indebtedness
Schedule 6.11	Series B Term Loan Budget
Schedule 6.14	Checking, Savings and Other Accounts
Exhibits

Exhibit 1.1(a)	Form of Account Designation Notice
Exhibit 1.1(b)	Form of Assignment and Assumption
Exhibit 1.1(c)	Form of Joinder Agreement
Exhibit 1.1(d)	Form of Notice of Borrowing
Exhibit 2.1(e)	Form of Note
Exhibit 4.1(b)	Form of Officer’s Certificate (closing)
Exhibit 4.1(d)	Form of Solvency Certificate
Exhibit 5.2(b)	Form of Officer’s Certificate (financials)

SERIES B CREDIT AGREEMENT, dated as of April 1, 2011 among RIVIERA HOLDINGS CORPORATION, a Nevada corporation (the “Borrower”), each of those Domestic Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto and such other Domestic Subsidiaries of the Borrower as may from time to time become a party hereto (such Subsidiaries, each a “Guarantor” and collectively, the “Guarantors”), the several banks and other financial institutions as are, or may from time to time become parties to this Agreement (each a “Lender” and, collectively, the “Lenders”), and Cantor Fitzgerald Securities, a New York general partnership, as administrative agent for the Lenders hereunder (including any successors, in such capacity, the “Administrative Agent” or “Agent”).
W I T N E S S E T H:
WHEREAS, on July 12, 2010, the Credit Parties (as hereinafter defined) filed with the United States Bankruptcy Court for the District of Nevada voluntary petitions for relief under Chapter 11 of the Bankruptcy Code; and
WHEREAS, pursuant to the Plan of Reorganization (as defined below), the Term Loan hereunder shall be made on the Designated New Money Election Date and the Lenders hereunder shall make such other loans and financial accommodations to the Credit Parties as more particularly described herein and on the terms and conditions contained herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Defined Terms.
As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:
“Account Designation Notice” shall mean the Account Designation Notice dated as of the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Exhibit 1.1(a).
“Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.9.
“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” shall mean, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” or “Credit Agreement” shall mean this Series B Credit Agreement, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.
“Applicable Cash Percentage” shall mean the sum of the LIBOR Rate plus 3.00% per annum.
“Applicable PIK Percentage” shall mean the sum of the LIBOR Rate plus 13.00% per annum.
“Approval” shall mean all approvals, consents, licenses, permits, authorizations, registrations, declarations, concessions, orders, filings, notices, findings of suitability, franchises, waivers, exemptions and other similar authorizations.
“Approved Bank” shall have the meaning set forth in the definition of “Cash Equivalents.”
“Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Equity Interest of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary whether by sale, lease, transfer or otherwise, in a single transaction or in a series of transactions. The term “Asset Disposition” shall not include the sale, lease, transfer or other disposition of assets permitted by Section 6.4(a)(i), Section 6.4(a)(ii), Section 6.4(a)(iv) or Section 6.4(a)(v).
“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in substantially the form of Exhibit 1.1(b) or any other form approved by the Administrative Agent.
“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Nevada.
“Bankruptcy Event” shall mean any of the events described in Section 7.1(e).
“Bankruptcy Event of Default” shall mean an Event of Default specified in Section 7.1(e).
“Black Hawk Disposition” shall mean a Facility Disposition of the Riviera Black Hawk Facility.

“Board of Directors” shall mean the board of directors (or comparable managers) of the Borrower or any committee thereof duly authorized to act on behalf of the Borrower.
“Borrowing Date” shall mean, in respect of any Loans, the date such Loans are made.
“Business” shall have the meaning set forth in Section 3.10.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.
“Cantor Fitzgerald” shall mean Cantor Fitzgerald Securities, a New York general partnership.
“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.
“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.
“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition (“Government Obligations”), (b) Dollar denominated time deposits, certificates of deposit, eurodollar time deposits and eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (ii) any bank whose short-term commercial paper rating at the time of the acquisition thereof is at least A-1 or the equivalent thereof from S&P or is at least P-1 or the equivalent thereof from Moody’s (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of principal and interest in respect of which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s, (g) money market accounts subject to Rule 2a-7 of the Exchange Act (“SEC Rule 2a-7”) which consist primarily of cash and cash equivalents set forth in clauses (a) through (f) above and of which 95% shall at all times be comprised of First Tier Securities (as defined in SEC Rule 2a-7) and any remaining amount shall at all times be comprised of Second Tier Securities (as defined in SEC Rule 2a-7) and (h) shares of any so-called “money market fund,” provided that such fund is registered under the Investment Company Act of 1940, has net assets of at least $100,000,000 and has an investment portfolio with an average maturity of 365 days or less.

“Cash Payment” shall have the meaning set forth in Section 2.1(d).
“Casino” shall mean a gaming establishment owned, directly or indirectly, by the Borrower or any of the Guarantors and any hotel, building, restaurant, theater, amusement park, other entertainment facility, sport facility, parking facilities, retail shops, convention or meeting facilities, land, equipment, and other property asset directly ancillary thereto and used or to be used in connection therewith.
“Casino Licenses” shall mean any material license, franchise or other approval or authorization required to own, lease or operate a Casino or otherwise conduct gaming in any jurisdiction in which the Borrower or any Guarantor conducts or proposes in good faith to conduct a gaming business, including any applicable liquor license.
“CDG” shall mean the Colorado Division of Gaming.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
“Change of Control” shall mean (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than any Permitted Holder or any “group” including Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Voting Stock of the Borrower and has obtained all necessary permits, licenses and/or approvals from the applicable Gaming Authorities for purposes of directing operations and ownership of the Credit Parties or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors.
“Closing Date” shall mean the date upon which all of the conditions precedent in Section 4.1 are satisfied or have been waived by the Administrative Agent, which date shall be not later than the tenth (10th) day following the closing date under the Series A Credit Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be covered by, the Security Documents and any other property or assets of a Credit Party, whether tangible or intangible and whether real or personal, that may from time to time secure the Credit Party Obligations, but specifically including the Series B Term Loan Controlled Account and specifically excluding the Excluded Assets.
“Collection Action” shall mean (a) to accelerate the Intercompany Debt or (b) to initiate or participate with others in any Bankruptcy Event or any other suit, action or proceeding against any Credit Party to (i) enforce payment of or to collect the whole or any part of the Intercompany Debt or (ii) commence enforcement (judicial or otherwise) of any of the rights and remedies with respect to the Intercompany Debt.

“Colorado Commission” shall mean the Colorado Limited Gaming Control Commission.
“Colorado Gaming Authorities” shall mean the CDG, the Colorado Commission, the local liquor licensing authority (e.g., the City of Black Hawk) and the Colorado Department of Revenue’s Liquor Enforcement Division.
“Colorado Gaming Notice” shall have the meaning set forth in Section 5.18(b).
“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such section, Section 414(m) or 414(o) of the Code.
“Confirmation Order” shall mean the Order Confirming Debtors’ Second Amended Joint Plan of Reorganization, together with the Findings Of Fact And Conclusions Of Law In Support Of Order Confirming Debtors’ Second Amended Joint Plan of Reorganization, entered by the Bankruptcy Court on November 17, 2010.
“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.
“Consolidated Capital Expenditures” shall mean, as of any date of determination for the four consecutive fiscal quarter period ending on such date, all expenditures of the Borrower and its Subsidiaries on a Consolidated basis for such period that in accordance with GAAP are or should be classified as capital expenditures on the consolidated statement of cash flows of the Borrower and its Subsidiaries, including, without limitation, Capital Lease Obligations. The term “Consolidated Capital Expenditures” shall not include capital expenditures in respect of (a) the reinvestment of proceeds from Asset Dispositions or Extraordinary Receipts in accordance with the terms of Section 2.3(c)(v) or (b) Permitted Acquisitions.
“Consolidated EBITDA” shall mean, as of any date of determination for the four consecutive fiscal quarter period ending on such date, without duplication, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense of the Borrower and its Subsidiaries for such period, (iv) other non-cash charges of the Borrower and its Subsidiaries for such period, (v) any net after-tax loss from discontinued operations or from disposed, abandoned, transferred, closed or discontinued operations, (vi) any net after-tax loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business, (vii) any net after-tax extraordinary, nonrecurring or unusual losses, expenses or charges, including, without limitation, any severance, relocation or other restructuring expenses, acquisition integration costs or any expenses or charges relating to any offering of Equity Interests of the Borrower, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case whether or not successful) and (viii) any ordinary course dividend distribution or other payment in cash received from any Person that is not a Subsidiary of the Borrower or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting in excess of amounts added back to the Consolidated Net Income of such Person pursuant to clause (c)(vi) of this definition, minus (c) the sum of the following: (i) non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period, (ii) any other non-recurring cash or non-cash gains during such period and (iii) any net after-tax extraordinary, nonrecurring or unusual gains or income, (iv) any net after-tax income from discontinued operations or from disposed, abandoned, transferred, closed or discontinued operations, (v) any net after-tax gain (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business, and (vi) the Consolidated Net Income for such period of any Person that is not a Subsidiary of the Borrower or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions or other payments paid in cash or converted into cash to the Borrower or its Subsidiaries in respect of such period. Consolidated EBITDA for any period shall not include the cumulative effect of a change in accounting principles during such period.
“Consolidated Funded Debt” shall mean, as of any date of determination, (a) the aggregate principal amount of all Funded Debt of the Borrower and its Subsidiaries on a Consolidated basis, minus (b) Unrestricted Cash and, without duplication, Cash Equivalents of the Borrower and its Subsidiaries on a Consolidated Basis on such date.
“Consolidated Interest Coverage Ratio” shall mean, as of the last day of any fiscal quarter of the Borrower, for the Borrower and its Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.
“Consolidated Interest Expense” shall mean, as of any date of determination for the four consecutive fiscal quarter period ending on such date, all interest expense (excluding amortization of debt discount and premium, but including (a) the interest component under Capital Leases and synthetic leases, (b) tax retention operating leases and (c) off-balance sheet loans and similar off-balance sheet financing products in each case for such period of the Borrower and its Subsidiaries on a Consolidated basis), solely to the extent that such interest expense is payable in cash during such period.
“Consolidated Leverage Incurrence Test” shall mean the requirement that the Consolidated Leverage Ratio shall be less than or equal to the applicable Consolidated Leverage Ratio levels set forth in Section 6.16, notwithstanding whether the Consolidated Leverage Ratio is required to be calculated pursuant to Section 6.16.
“Consolidated Leverage Ratio” shall mean, as of the last day of any fiscal quarter of the Borrower, for the Borrower and its Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated Funded Debt of the Borrower and its Subsidiaries on such date to (b) Consolidated EBITDA.

“Consolidated Net Income” shall mean, as of any date of determination for the four consecutive fiscal quarter period ending on such date, the net income (excluding extraordinary losses and gains and all non-cash income, interest income (other than interest income in respect of the Series B Term Loan Controlled Account) and tax credits, rebates and other benefits) of the Borrower and its Subsidiaries on a Consolidated basis for such period, all as determined in accordance with GAAP.
“Consolidated Working Capital” shall mean, as of any date of determination, the excess of (a) current assets (excluding cash and Cash Equivalents) of the Borrower and its Subsidiaries on a Consolidated basis as of such date of determination less (b) current liabilities (excluding the current portion of long-term Indebtedness) of the Borrower and its Subsidiaries on a Consolidated basis as of such date of determination, all as determined in accordance with GAAP.
“Continuing Director” shall mean (a) any member of the Board of Directors who was a director (or comparable manager) of the Borrower on the Closing Date and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors or by any Permitted Holder.
“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Copyright Act” shall have the meaning set forth in Section 3.16.
“Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright, including, without limitation, any such agreement referred to in Schedule 3.16.
“Copyrights” shall mean all copyrights of the Credit Parties and their Subsidiaries in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any such agreement referred to in Schedule 3.16 and all renewals thereof.
“Credit Documents” shall mean this Agreement, each of the Notes, the Intercreditor Agreement, any Joinder Agreement, each Environmental Indemnity and the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith.

“Credit Party” shall mean any of the Borrower or the Guarantors and “Credit Parties” shall mean all of them.
“Credit Party Obligations” shall mean, without duplication, all of the obligations, indebtedness and liabilities of the Credit Parties to the Lenders and the Administrative Agent, whenever arising, under this Agreement, the Notes or any of the other Credit Documents, including principal, interest, fees, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).
“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:
(a) the Cumulative Retained Excess Cash Flow Amount at such time, plus
(b) the cumulative amount of proceeds to the Borrower (including cash and the fair market value of property other than cash) from the sale of Equity Interests of the Borrower by the Borrower after the Closing Date (other than in connection with a Qualified IPO but including upon exercise of warrants or options); provided that this clause (b) shall exclude Permitted Cure Securities and the proceeds thereof, plus
(c) 100% of the aggregate amount of contributions to the common capital of the Borrower received in cash (and the fair market value of property other than cash) after the Closing Date (subject to the same exclusions as are applicable to clause (b) above) plus
(d) the principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of Borrower or any Subsidiary thereof issued after the Closing Date (other than Indebtedness issued to a Subsidiary of the Borrower), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in the Borrower, plus
(e) 100% of the aggregate amount of the Net Proceeds of any Facility Disposition that are not required to be used to repay the Loans pursuant to Section 2.3(c)(i) hereof; plus
(f) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments made pursuant to clause (r) of the definition of “Permitted Investments” after the Closing Date (net of any amounts thereof used to make Investments pursuant to clause (r) of the definition of “Permitted Investments” after the Closing Date prior to such time; plus

(g) 100% of the aggregate amount received by the Borrower or any Subsidiary in cash (and the fair market value of property other than cash received by the Borrower or any Subsidiary) after the Closing Date from:
(i) the sale (other than to the Borrower or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or
(ii) any dividend or other distribution by an Unrestricted Subsidiary, plus
(h) in the event any Unrestricted Subsidiary undergoes a Subsidiary Redesignation or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Subsidiary, the fair market value of the Investments of the Borrower or any Subsidiary in such Unrestricted Subsidiary at the time of such Subsidiary Redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), minus
(i) any amounts thereof used to make Investments pursuant to clause (r) of the definition of “Permitted Investments” after the Closing Date prior to such time, minus
(j) the cumulative amount of Restricted Payments made pursuant to Section 6.10 after the Closing Date prior to such time.
“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date.
“Cure Amount” shall have the meaning set forth in Section 7.3.
“Cure Right” shall have the meaning set forth in Section 7.3.
“Debt Issuance” shall mean the issuance of any Indebtedness by any Credit Party or any of its Subsidiaries (excluding any Indebtedness of any Credit Party and its Subsidiaries permitted to be incurred pursuant to Section 6.1(a)-6.1(q) hereof).
“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.
“Default Rate” shall have the meaning set forth in Section 2.4.
“Deposit Account Control Agreement” shall mean an agreement, among a Credit Party, a depository institution, and the Administrative Agent, which agreement is in a form acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the Uniform Commercial Code) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.
“Designated New Money Election Date” shall have the meaning set forth in the Plan of Reorganization.

“Discharge of Senior Lender Claims” shall have the meaning set forth in the Intercreditor Agreement.
“Disqualified Stock” shall have the meaning set forth in the definition of “Indebtedness”.
“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.
“Environmental Indemnity” shall mean, individually and collectively, (a) that certain Environmental Indemnity by the Borrower and RBH in favor of the Administrative Agent for the benefit of the Lenders relative to the Riviera Black Hawk Facility and (b) that certain Environmental Indemnity by the Borrower in favor of the Administrative Agent for the benefit of the Lenders relative to the Riviera Las Vegas Facility.
“Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.
“Equity Interest” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, member’s or membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.
“Excess Cash Flow” shall mean, with respect to any Excess Cash Flow Period, for the Borrower and its Subsidiaries on a Consolidated basis, an amount equal to (a) Consolidated EBITDA for such period minus (in each case without duplication) (b) the sum of (i) Consolidated Capital Expenditures for such period, (ii) capital expenditures that the Borrower or any of its Subsidiaries shall, during such period, become obligated to make but that are not made during such period; provided, that (A) the Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of the Borrower and certifying that such capital expenditures and the delivery of the related equipment will be made in the following Excess Cash Flow Period, and (B) any amount so deducted shall not be deducted again in a subsequent Excess

Cash Flow Period and (iii) capital expenditures projected in good faith by the Borrower to be made by the Borrower or any of its Subsidiaries during the 12 months following the close of such Excess Cash Flow Period, as set forth in the annual operating budget delivered to the Administrative Agent pursuant to Section 5.1(c) with respect to such subsequent 12-month period; provided, that (A) the Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of the Borrower and certifying that such capital expenditures are projected, in good faith, to be made during such 12-month period and (B) any amount so deducted shall not be deducted again in a subsequent Excess Cash Flow Period, minus (c) Scheduled Funded Debt Payments made during such period minus (d) Consolidated Interest Expense (excluding any Consolidated Interest Expense associated with intercompany indebtedness) for such period minus (e) amounts paid in cash in respect of federal, state, local and foreign income taxes of the Borrower and its Subsidiaries with respect to such period or that will be paid within 12 months after the close of such period (provided that with respect to any such amounts to be paid after the close of such period, any amount so deducted shall not be deducted again in a subsequent Excess Cash Flow Period and appropriate reserves shall have been established in accordance with GAAP) minus (f) increases in Consolidated Working Capital plus (g) decreases in Consolidated Working Capital minus (h) optional prepayments of the Term Loan and of any other term Indebtedness or revolving indebtedness (to the extent accompanied by a corresponding reduction in the applicable revolving commitments), in each case during such period and so long as the amount of such prepayment is not already reflected in Scheduled Funded Debt Payments, minus (j) permitted dividends, distributions or repurchases of Equity Interests paid in cash by the Borrower during the Excess Cash Flow Period in accordance with Section 6.10 (other than Section 6.10(c) or (d)), minus (k) amounts paid in cash during such Excess Cash Flow Period on account of items that were accounted for as noncash reductions in determining Consolidated Net Income or Consolidated EBITDA in a prior Excess Cash Flow Period, minus (l) the aggregate amount of items that were added to or not deducted from Consolidated Net Income or Consolidated EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period) or an accrual for a cash payment, by the Borrower or its Subsidiaries or did not represent cash received by the Borrower and its Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period, plus (m) the aggregate amount of items that were deducted from or not added to Consolidated Net Income or Consolidated EBITDA to the extent either (i) such items represented cash received by the Borrower or any of its Subsidiaries or (ii) such items do not represent cash paid by the Borrower or any of its subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period, minus (n) cash expenditures made in respect of Hedging Agreements during the applicable Excess Cash Flow Period, to the extent not reflected in the computation of Consolidated EBITDA or Consolidated Interest Expense, plus (o) cash payments received in respect of Hedging Agreements during such Excess Cash Flow Period to the extent not included in the computation of Consolidated EBITDA or to the extent such payments do not reduce Consolidated Interest Expense.
“Excess Cash Flow Period” shall mean each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2011.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean any Approval issued by any Gaming Authority or any other Governmental Authority or any other personal property, including, without limitation, any cash reserves required thereby, solely to the extent that any Gaming Law, directive of the Gaming Authorities or other Requirement of Law prohibits the applicable Credit Party from granting a Lien therein.
“Excluded Taxes” shall mean, with respect to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or any other jurisdiction as a result of such recipient engaging in a trade or business or having a taxable presence in such jurisdiction for tax purposes (other than arising solely from the acquisition and holding of any Loan (including entering into or being a party to this Agreement)), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Lender, any withholding tax (including any backup withholding tax) that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new lending office) or is attributable to such Lender’s failure or inability (other than as a result of a Change in Law or any event or change occurring after the date hereof or, in the case of a Lender that becomes a Lender after the date hereof, after the effective date of the relevant Assignment and Assumption) to comply with Section 2.10, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.10, and (d) any U.S. federal Tax imposed by reason of a Lender’s failure to comply with the requirements of Sections 1471-1474 of the Code and any regulations promulgated thereunder (known as “FACTA”).
“Extension of Credit” shall mean, as to any Lender, the making of any Loans by such Lender.
“Extraordinary Receipt” shall mean any cash received by or paid to or for the account of any Person under any casualty insurance policy in respect of a covered loss thereunder or as a result of the taking of any assets of such Person by any Person pursuant to the power of eminent domain, condemnation or a similar power, or pursuant to a sale of any such assets to a purchaser with such power under threat of a taking; provided, however, that an Extraordinary Receipt shall not include any such cash receipts to the extent that such proceeds, awards or payments (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.3 or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility Disposition” shall mean the disposition of all or substantially all of the assets constituting (a) the Riviera Las Vegas Facility and/or (b) the Riviera Black Hawk Facility (or a disposition of the Equity Interests of a Subsidiary owning such asset or assets).
“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Flood Hazard Property” shall mean any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.
“Foreign Lender” shall mean any Lender that is, for United States federal income tax purposes, organized (or part of an entity that is organized) under the laws of a jurisdiction other than that in which the Borrower is resident for such tax purposes. For purposes of this definition, the United States of America, each state or commonwealth thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Debt” shall mean, with respect to any Person, without duplication, (i) all Indebtedness of such Person of the types described in clauses (a), (b) or (h) of the definition of “Indebtedness”, (ii) all Indebtedness of others of the type described in clause (i) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed and (iii) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clause (i) hereof.
“GAAP” shall mean generally accepted accounting principles in effect in the United States of America (or, in the case of Foreign Subsidiaries with significant operations outside the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization or formation) applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 6.16 to the provisions of Section 1.3.
“Gaming Authority” shall mean any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States of America or foreign government (including Native American governments), any state, province, city or other political subdivision thereof, whether now or hereafter existing, or any officer or official thereof, including the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, the Colorado Limited Gaming Control Commission, the Colorado Division of Gaming, the local liquor licensing authority in Colorado (e.g., the City of Black Hawk), the Colorado Department of Revenue’s Enforcement Divisions, and any other agency with authority to regulate any gaming or liquor operation (or proposed gaming or liquor operation) owned, managed or operated by the Borrower or any of its Subsidiaries.

“Gaming Laws” shall mean all applicable federal, state and local laws, rules and regulations pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming or liquor within any jurisdiction: and (i) within the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in Chapter 463 of the Nevada Revised Statutes, as amended from time to time, the regulations promulgated thereunder and the Clark County Code, as amended from time to time and (ii) within the State of Colorado, specifically, the Colorado Limited Gaming Act, as codified in Title 12 Article 47.1 of the Colorado Revised Statutes, and regulations and orders promulgated thereunder by the Colorado Commission, and the Colorado Liquor Code, as codified in Title 12 Article 47 of the Colorado Revised Statutes, and regulations and orders promulgated thereunder.
“Government Obligations” shall have the meaning set forth in the definition of “Cash Equivalents.”
“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guaranteed Obligations” shall have the meaning set forth in Article X.
“Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.
“Guaranty Termination Date” shall mean the date on which all Guaranteed Obligations (other than the Obligations which expressly survive termination of the Credit Documents) have been paid in full.
“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness or other obligations of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements.
“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations plus any accrued interest thereon, (i) the net payments that such Person would have to make in the event of any early termination, on the date Indebtedness of such Person is being determined, of any Hedging Agreement, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Equity Interest issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration (“Disqualified Stock”), (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, and (m) all indebtedness of the type described in clauses (a) through (i) of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such partnership or unincorporated joint venture, except to the extent the terms of such indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.
“Indemnitee” shall have the meaning set forth in Section 9.5(b).

“Initial Term Loan Percentage” shall mean, with respect to each Lender as of the Closing Date, the percentage set forth opposite such Lender’s name on Schedule 1.1(a) hereto.
“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.
“Intellectual Property” shall mean, collectively, all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses of the Credit Parties and their Subsidiaries, all goodwill associated therewith and all rights to sue for infringement thereof.
“Intercompany Debt” shall mean all Indebtedness, whether now existing or hereafter created, owing by a Credit Party to another Credit Party whether for principal, interest (including interest accruing after the occurrence of an Bankruptcy Event, whether or not the same is allowed as a claim) prepayment premium, fees, expenses or otherwise.
“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the date hereof by and between the Administrative Agent, the Series A Administrative Agent, and the Credit Parties, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.
“Interest Payment Date” shall mean (a) as to any Loans, the last day of the Interest Period, (b) as to any Loans which are the subject of a mandatory prepayment required pursuant to Section 2.3, the date on which such mandatory prepayment is due, and (c) the Maturity Date.
“Interest Period” shall mean,
(a) initially, the period commencing on the Borrowing Date and ending three months thereafter; and
(b) thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending three months thereafter; provided that the foregoing provisions are subject to the following:
(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and
(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month.
“Internal Control Event” shall mean a material weakness in, or fraud that involves management or other employees who have a significant role in, any Credit Party’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” shall mean (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of shares of Equity Interest, other ownership interests or other securities of any Person or bonds, notes, debentures or all or substantially all of the assets of any Person, (b) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in the ordinary course of business) or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.
“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit 1.1(c), executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.9.
“LIBOR” shall mean, for any Interest Period, the greater of (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period (and if for any reason such rate is not available, then “LIBOR” for the purposes of this clause (a) shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. (London time), two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected) and (b) 2.00%.
“LIBOR Rate” shall mean a LIBOR rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent in accordance with the definition of “LIBOR”.
“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).
“Loans” shall mean the Term Loan.
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower and the Guarantors (taken as a whole) to perform their obligations, when such obligations are required to be performed, under this Agreement, any of the Notes or any other Credit Document or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any extraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation.
“Maturity Date” shall mean the date that is eight (8) years following the Closing Date.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage Instrument” shall mean any mortgage, deed of trust or deed to secure debt executed by a Credit Party in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms of Section 4.1(b)(viii)(A), Section 5.9 or Section 5.11, as the same may be amended, modified, extended, restated, replaced, increased or supplemented from time to time.
“Mortgage Policy” shall mean, with respect to any Mortgage Instrument, an ALTA mortgagee title insurance policy issued by a title insurance company (the “Title Insurance Company”) selected by the Administrative Agent in an amount satisfactory to the Administrative Agent, with survey exception deleted, which shall have such endorsements and affirmative insurance and reinsurance and otherwise as the Administrative Agent may reasonably request, all of the foregoing in form and substance satisfactory to the Administrative Agent.
“Mortgaged Property” shall mean any owned or leased real property of a Credit Party listed on Schedule 3.19(d).
“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” shall mean the aggregate cash proceeds received by any Credit Party or any Subsidiary in respect of any “Asset Disposition”, “Facility Disposition”, “Qualified IPO”, “Debt Issuance” or “Extraordinary Receipt”, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) associated therewith, (b) amounts held in escrow to be applied as part of the purchase price of any Asset Disposition or Facility Disposition and (c) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by any Credit Party or any Subsidiary in any Asset Disposition, Facility Disposition, Qualified IPO, Debt Issuance or Extraordinary Receipt and any cash released from escrow as part of the purchase price in connection with any Asset Disposition or Facility Disposition.
“Nevada Gaming Authorities” shall mean the NGC, NGCB and the Clark County Liquor and Gaming Licensing Board.
“NGC” shall mean the Nevada Gaming Commission.
“NGCB” shall mean the Nevada State Gaming Control Board.

“Note” or “Notes” shall mean the promissory notes of the Borrower (if any) in favor of any of the Lenders evidencing the portion of the Term Loan provided by any such Lender pursuant to Section 2.1(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time..
“Notice of Borrowing” shall mean a request for a Term Loan borrowing pursuant to Section 2.1(f). A Form of Notice of Borrowing is attached as Exhibit 1.1(d).
“Obligations” shall mean, collectively, Loans and all other obligations of the Credit Parties to the Administrative Agent and the Lenders under the Credit Documents.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.
“Other Parties” shall have the meaning set forth in Section 10.7(c).
“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document (but not Excluded Taxes).
“Participant” has the meaning assigned to such term in Section 9.6(d).
“Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any such agreement referred to in Schedule 3.16.
“Patents” shall mean (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, those referred to in Schedule 3.16, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof, including, without limitation, those referred to in Schedule 3.16.
“Patriot Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisitions” shall mean any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, or merger or consolidation with, a person or division or line of business of a person (or any subsequent Investment made in a person, division or line of business previously acquired in a Permitted Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) the Borrower is in compliance on a Pro Forma Basis with the Consolidated Leverage Incurrence Test; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.1; and (v) to the extent required by Section 5.9, any person acquired in such acquisition, if acquired by a Borrower or a Domestic Subsidiary, shall be merged into a Borrower or a Credit Party or become upon consummation of such acquisition a Credit Party.
“Permitted Cure Securities” shall mean any equity securities of the Borrower other than Disqualified Stock and upon which all dividends or distributions (if any) shall, prior to 91 days after the Maturity Date, be payable solely in additional shares of such equity security.
“Permitted Funds” shall have the meaning assigned to such term in the definition of “Permitted Holders”.
“Permitted Holders” shall mean each of (i) Riviera Voteco, L.L.C., (ii) SCH/VIII Bonds, L.L.C., SCH/VIII Bonds II, L.L.C., SCH/VIII Bonds III, L.L.C., SCH/VIII Bonds IV, L.L.C., Strategic Value Special Situations Master Fund, L.P., Cerberus Series Four Holdings, LLC, and Desert Rock Enterprises, LLC, and each of their respective Related Funds (the “Permitted Funds”) and (iii) any partner, member, director, officer or employee of any of the Permitted Funds.
“Permitted Investments” shall mean:
(a) cash and Cash Equivalents;
(b) Investments set forth on Schedule 1.1(b);
(c) receivables owing to the Credit Parties or any of their Subsidiaries or any receivables or advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(d) (i) Investments in and loans to any Credit Party and (ii) intercompany loans between Subsidiaries that are not Credit Parties and investments by Subsidiaries that are not Credit Parties in other Subsidiaries that are not Credit Parties;
(e) loans and advances to officers, directors and employees in respect of payroll payments and expenses in the ordinary course of business;
(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(g) Investments, acquisitions or transactions permitted under Section 6.4(b)(ii), 6.4(b)(iii), 6.4(b)(iv), 6.4(c)(ii) or 6.4(c)(iii);
(h) Permitted Acquisitions;
(i) Investments arising out of the receipt by the Borrower or any Subsidiary of permitted noncash consideration with respect to asset sales made pursuant to Section 6.4(a)(ii) or Section 6.4(a)(vi);
(j) Hedging Agreements to the extent permitted hereunder;
(k) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;
(l) Investments of a Subsidiary acquired after the Closing Date or of an entity merged into the Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case (provided such transaction otherwise constitutes a “Permitted Investment” hereunder and, in the case of any merger or consolidation, is in accordance with Section 6.4) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(m) Guarantees by the Borrower or any Subsidiary of Operating Leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;
(n) Investments to the extent that payment for such Investments is made with Equity Interests of the Borrower;
(o) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.10;
(p) Guarantee Obligations permitted under Section 6.1;
(q) Investments arising from pledges and deposits under clauses (f), (g) or (n) of the definition of “Permitted Liens”; and
(r) additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof; provided that such loans, advances and/or Investments made after the Closing Date pursuant to this clause shall not exceed an aggregate amount, at any one time outstanding, of (i) $3,000,000 plus (ii) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this clause (r), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied.

“Permitted Liens” shall mean:
(a) Liens created by or otherwise existing under or in connection with this Agreement or the other Credit Documents in favor of the Administrative Agent on behalf of the Secured Parties;
(b) [Reserved];
(c) Liens securing purchase money Indebtedness and Capital Lease Obligations to the extent permitted under Section 6.1(c); provided, that (i) any such Lien attaches to such property concurrently with or within ninety (90) days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired in such transaction;
(d) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of any Credit Party or its Subsidiaries, as the case may be, in conformity with GAAP;
(e) statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor;
(f) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in an aggregate amount not to exceed $5,000,000;
(g) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(h) easements, reciprocal easement and operating agreements, rights of way, zoning restrictions, development agreements, air rights agreements, parking agreements and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, or any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;
(i) Liens existing on the Closing Date and set forth on Schedule 1.1(c); provided that (i) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and improvements thereon and (ii) the principal amount of the Indebtedness secured by such Lien shall not be increased to an amount greater than that outstanding on the Closing Date in connection with any extension, renewal or replacement of the Indebtedness secured by such Lien;

(j) [Reserved];
(k) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary;
(l) Liens on any property or asset of the Credit Parties of or any Subsidiary securing Indebtedness permitted by Section 6.1(k); provided, that such Lien (i) does not apply to any other property or assets of the Credit Parties or of any Subsidiary not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property securing such Indebtedness and required to be pledged as security for such Indebtedness pursuant to the terms of such Indebtedness as of the date of such acquisition), and (ii) such Lien is not created in contemplation of or in connection with such acquisition;
(m) restrictions on transfers of securities imposed by applicable Securities Laws;
(n) Liens arising out of judgments or awards not resulting in an Event of Default; provided that the applicable Credit Party or Subsidiary shall in good faith be prosecuting an appeal or proceedings for review;
(o) [Reserved.];
(p) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Credit Party or any Subsidiary thereof in the ordinary course of its business and covering only the assets so leased, licensed or subleased;
(q) assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease (or any ancillary security documents in connection therewith) for rent or for compliance with the terms of such lease;
(r) Liens on the Collateral (other than the Series B Term Loan Controlled Account) securing the Borrower’s and its Subsidiaries’ obligations under the Series A Credit Agreement and in respect of Secured Hedging Agreements (as defined in the Series A Credit Agreement, to the extent permitted thereby);
(s) Liens on Equity Interests in joint ventures securing obligations of such joint venture;
(t) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;
(u) Liens in favor of any Credit Parties or any Subsidiary; provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent;

(v) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary;
(w) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;
(x) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;
(y) additional Liens so long as the principal amount of Indebtedness and other obligations secured thereby does not exceed $1,500,000 in the aggregate at any time outstanding.
“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“PIK Election” shall have the meaning set forth in Section 2.1(d).
“PIK Payment” shall have the meaning set forth in Section 2.1(d).
“Plan” shall mean, as of any date of determination, any employee benefit plan which is covered by Title IV of ERISA (other than a Multiemployer Plan) and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan of Reorganization” means the Debtors’ Second Amended Joint Plan of Reorganization As Confirmed dated November 15, 2010 and confirmed by the Bankruptcy Court pursuant to the Confirmation Order.
“Pledge Agreement” shall mean that Series B Pledge Agreement dated as of the Closing Date executed by the Credit Parties, in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof and thereof.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any asset sale or any acquisition (or any similar transaction or transactions not otherwise permitted under Section 6.4 or Section 6.5 that require a waiver or consent of the Required Lenders and in respect of which such waiver or consent has been obtained), any designation of any Subsidiary as an Unrestricted Subsidiary or any Subsidiary Redesignation (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to Article VI, occurring during the Reference Period or thereafter and through and including the date upon which the respective incurrence of Indebtedness or acquisition or asset sale is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to Section 6.1 or Section 6.4, occurring during the Reference Period or thereafter and through and including the date upon which the respective acquisition or incurrence of Indebtedness or asset sale is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Consolidated Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x) (A) bearing floating interest rates shall be computed on a pro forma basis as if the rate in effect on the date of such calculation had been the applicable rate for the entire period (taking into account any Hedging Agreements applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months), and (B) in respect of a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP and (iii) (A) in respect of any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) in respect of any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.
For purposes of computing the financial covenants set forth in Section 6.16 for any applicable test period, any permitted sale of assets (including a stock sale), acquisition of assets or incurrence of debt shall be given pro forma effect as if such transaction had taken place as of the first day of such applicable test period.
“Properties” shall have the meaning set forth in Section 3.10(a).
“Qualified IPO” shall mean an underwritten primary public offering of at least 25% (calculated on a fully diluted basis) of the Equity Interests of the Borrower pursuant to an effective registration statement (other than a registration statement on Form S-8) filed with the SEC in accordance with the Securities Act.

“Ratings” shall mean a corporate credit rating as determined by S&P and a corporate family rating as determined by Moody’s, in each case, of the Borrower.
“RBH” shall mean Riviera Black Hawk, Inc., a Colorado corporation.
“Real Estate” shall have the meaning set forth in Section 5.11(c).
“Real Estate Appraisal” shall mean an appraisal of the Credit Parties’ real estate performed by an appraiser selected by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.
“Register” shall have the meaning set forth in Section 9.6(c).
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agent, trustees and advisors of such Person and of such Person’s Affiliates.
“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. ss.4043.
“Required Lenders” shall mean, as of any date of determination, Lenders holding at least a majority the aggregate principal amount of Term Loans then outstanding.
“Required Percentage” shall mean, with respect to an Excess Cash Flow Period, 50%, provided, that if the Consolidated Leverage Ratio at the end of such Excess Cash Flow Period is less than 5.00 to 1.00, such percentage shall be 25%.
“Requirement of Law” shall mean, as to any Person, the articles or certificate of incorporation, by-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” shall mean, for any Credit Party, any duly authorized officer thereof and in respect of which the Administrative Agent has an incumbency certificate indicating such officer is a duly authorized officer thereof.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interest of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interest of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interest of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation, (e) any payment or prepayment or other distribution of or in respect of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt of any Credit Party or any of its Subsidiaries (except for (A) refinancings thereof permitted by Section 6.1(b) or Section 6.1(h), as applicable, (B) payments of regularly scheduled interest or (C) the conversion of any Subordinated Debt to Equity Interest of the Borrower).
“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period.
“Riviera Black Hawk Facility” shall mean the Riviera Black Hawk Casino of Black Hawk, Colorado and the real property, equipment and personal property related thereto.
“Riviera Las Vegas Facility” shall mean the Riviera Hotel & Casino of Las Vegas, Nevada and the real property, equipment and personal property related thereto.
“ROC” shall mean Riviera Operating Corporation, a Nevada corporation.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and made publicly available from time to time.
“Sanctioned Person” shall mean (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC and made publicly available from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002.
“Scheduled Funded Debt Payments” shall mean, as of any date of determination for the Borrower and its Subsidiaries, the sum of all scheduled, mandatory payments of principal on Funded Debt for the applicable period ending on the date of determination (including the principal component of payments due on Capital Leases during the applicable period ending on the date of determination).
“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” shall mean the Administrative Agent and the Lenders.
“Securities Account Control Agreement” shall mean an agreement, among a Credit Party, a securities intermediary, and the Administrative Agent, which agreement is in a form acceptable to the Administrative Agent and such Credit Party and which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the Uniform Commercial Code) over the securities account(s) described therein, as the same may be as amended, modified, extended, restated, replaced, or supplemented from time to time.
“Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.
“Securities Laws” shall mean the Securities Act, the Exchange Act, Sarbanes-Oxley and the related accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
“Security Agreement” shall mean the Series B Security Agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.
“Security Documents” shall mean the Security Agreement, the Pledge Agreement, the Mortgage Instruments and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent, Liens or security interests to secure, inter alia, the Credit Party Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.
“Series A Credit Agreement” shall mean that certain Series A Credit Agreement, dated as of April 1, 2011, among the Credit Parties, Cantor Fitzgerald, as administrative agent, and certain lenders named therein, as amended, modified, extended, restated, replaced, supplemented or refinanced from time to time.
“Series A Administrative Agent” shall mean the administrative agent under the Series A Credit Agreement.
“Series B Term Loan Budget” means the budget of the Borrower attached as Schedule 6.11 to this Agreement (including the footnotes thereto), as such budget may be amended from time to time as described therein.
“Series B Term Loan Controlled Account” shall mean bank account number 4122163751 entitled “Series B Term Loan Controlled Account” at Wells Fargo Bank, National Association, which bank account shall be subject to a first priority security interest in favor of the Administrative Agent for the benefit of the holders of the Term Loan.

“Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.
“Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms acceptable to the Administrative Agent.
“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower; provided, that an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Company or any of its Subsidiaries for purposes of this Agreement (except for purposes of the definition of “Unrestricted Subsidiary” contained herein, and Section 3.6, Section 3.8, Section 3.9, Section 3.10, Section 3.12, Section 3.15, Section 3.29, Section 3.30, Section 3.31, Section 5.3, Section 5.8 and Section 7.1(g).
“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.1.
“Substantial Consummation Date” shall have the meaning set forth in the Plan of Reorganization.
“Tax” or “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” shall mean the loan made pursuant to Section 2.1(a).“Title Insurance Company” shall have the meaning set forth in the definition of “Mortgage Policy”.
“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark, including, without limitation, any such agreement referred to in Schedule 3.16.
“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or commonwealth thereof or any other country or any political subdivision thereof, including, without limitation, any such agreement referred to in Schedule 3.16 and (b) all renewals thereof including, without limitation, any such agreement referred to in Schedule 3.16.

“Transactions” shall mean the consummation of the Plan of Reorganization and the borrowing of the Term Loan under this Agreement, including, without limitation, the effectiveness of the Series A Credit Agreement, this Agreement and the other Credit Documents and the consummation of the other transactions contemplated hereby or by the Plan of Reorganization to occur on the Substantial Consummation Date and on the Designated New Money Election Date (including, without limitation, the initial borrowings under the Credit Documents and the payment of fees and expenses in connection with all of the foregoing).
“Transfer Effective Date” shall have the meaning set forth in each Assignment and Assumption.
“UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.
“Unrestricted Cash” shall mean domestic cash or cash equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries; provided, that, notwithstanding the foregoing, all cash and cash equivalents in the Series B Term Loan Controlled Account shall be “Unrestricted Cash” for purposes hereof.
“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower that is acquired or created after the Closing Date and designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date and so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, clause (r) of the definition of “Permitted Investments”, and any prior or concurrent Investments in such Subsidiary by the Borrower or any of its Subsidiaries shall be deemed to have been made pursuant to clause (r) of the definition of “Permitted Investments”, (c) without duplication of clause (b), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to clause (r) of the definition of “Permitted Investments” and (d) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under the Series A Term Loan, any other Indebtedness permitted to be incurred hereby and all Indebtedness refinancing or replacing any of the foregoing and all Disqualified Stock; provided, further, that at the time of the initial Investment by the Borrower or any of its Subsidiaries in such Subsidiary, the Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a wholly owned Subsidiary of the Borrower, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (iv) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iii), inclusive.

“Voting Stock” shall mean, with respect to any Person, Equity Interest issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.
“Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.
Section 1.2 Other Definitional Provisions.
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.3 Accounting Terms.
Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited Consolidated financial statements of the Borrower delivered to the Lenders; provided that, if the Borrower shall notify the Administrative Agent that it wishes to amend any definitions or covenant incorporated in Section 6.16 to eliminate the effect of any change in GAAP on the operation of any such definition or provision (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any such definition or provision for such purpose), then the Borrower’s compliance with such provisions shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such definition or provision is amended in a manner satisfactory to the Borrower and the Required Lenders.

The Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application.
Section 1.4 Time References.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.5 Execution of Documents.
Unless otherwise specified, all Credit Documents and all other certificates executed in connection therewith must be signed by a Responsible Officer.
ARTICLE II
THE LOANS; AMOUNT AND TERMS
Section 2.1 Term Loan.
(a) Loan. In accordance with the terms of the Plan of Reorganization and in reliance upon the representations and warranties set forth herein, the parties agree that on the Closing Date each Lender severally, but not jointly, shall make available to the Borrower (through the Administrative Agent) such Lender’s Initial Term Loan Percentage of a term loan in Dollars (the “Term Loan”) in the aggregate principal amount of TWENTY MILLION DOLLARS ($20,000,000) for the purposes hereinafter set forth. Upon receipt by the Administrative Agent of the proceeds of the Term Loan, such proceeds will then be made available to the Borrower by the Administrative Agent by crediting the Series B Term Loan Controlled Account with the aggregate of such proceeds made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
(b) Repayment of Term Loan. Unless accelerated sooner pursuant to Section 7.2, the principal amount of the Term Loan together with any interest accrued thereon shall be due and payable in full on the Maturity Date. The Borrower shall have the right to repay the Term Loan in whole or in part from time to time without premium or penalty other than as provided in this Agreement and subject to Section 2.3(a); provided, however; that each partial repayment of a Term Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or the remaining outstanding principal amount). Amounts repaid or prepaid on the Term Loan may not be reborrowed.

(c) Interest on the Term Loan. Subject to the provisions of Section 2.4, the Term Loan shall bear interest at a per annum rate equal to the sum of (i) the Applicable PIK Percentage plus (ii) the Applicable Cash Percentage.
(d) Payment of Interest. Interest on the Term Loan shall be paid in arrears on each Interest Payment Date. In respect of any Interest Period, (i) the portion of the interest accruing during such period attributable to the Applicable PIK Percentage shall be payable by increasing the outstanding principal amount of the Term Loan by such amount (the “PIK Payment”), as determined by the Administrative Agent, and (ii) the portion of the interest accruing during such period attributable to the Applicable Cash Percentage shall be payable in cash (the “Cash Payment”); provided, that from and after a Black Hawk Disposition, at the election of the Borrower, any amount payable in cash pursuant to the foregoing clause (ii) shall instead be added to the PIK Payment by increasing the outstanding principal amount of the Term Loan by such additional amount (the “PIK Election”). The Borrower shall be conclusively presumed to have made a PIK Election unless, not less than 30 days prior to the end of the applicable Interest Period, the Borrower shall have informed the Administrative Agent in writing that it is not making a PIK Election. The Administrative Agent shall forward any notice received pursuant to the immediately preceding sentence to the Lenders not later than the next Business Day.
(e) Notes; Covenant to Pay. The Borrower’s obligation to pay each Lender shall be evidenced by this Agreement and, upon such Lender’s request, by a duly executed promissory note of the Borrower to such Lender in substantially the form of Exhibit 2.1(e). The Borrower covenants and agrees to pay the Term Loan in accordance with the terms of this Agreement.
(f) Notice of Borrowing. To request the making of the Term Loan, the Borrower shall notify the Administrative Agent of such request by submitting a Notice of Borrowing not later than 1:00 p.m. (New York time), three Business Days before the date of the proposed borrowing. Such Notice of Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made, (ii) the date of the Loans (which shall be the Closing Date) and (iii) remittance instructions for disbursement of the proceeds of the Loans. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed borrowing of Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.
Section 2.2 Administrative Fee. The Borrower agrees to pay to the Administrative Agent an annual administrative fee in an amount equal to $35,000 per annum, which fee shall be payable in advance to the Administrative Agent for its own account on the Closing Date and on each one-year anniversary thereof.

Section 2.3 Prepayments.
(a) Optional Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time; provided, however, that each partial prepayment of the Term Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or the remaining outstanding principal amount). The Borrower shall give three (3) Business Days’ irrevocable notice of prepayment to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). To the extent that the Borrower elects to prepay the Term Loans, amounts prepaid under this Section 2.3(a) shall be applied ratably to the remaining principal installments thereof. All prepayments under this Section 2.3 shall be subject to Section 2.9, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.
(b) Mandatory Prepayment of Residue. If on the second anniversary of the Closing Date there shall remain any balance representing proceeds of the Term Loan in the Series B Term Loan Controlled Account, the Borrower shall prepay the Term Loan in an aggregate principal amount equal to one hundred percent (100%) of such account balance. A prepayment under this Section shall be subject to Section 2.9 and shall include interest on the principal amount prepaid through the date of prepayment, but otherwise shall be without premium or penalty.
(c) Other Mandatory Prepayments. At all times following the Discharge of Senior Lender Claims, the Borrower shall:
(i) Asset Dispositions. (A) promptly following any Asset Disposition (or related series of Asset Dispositions), prepay the Term Loan in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds derived from such Asset Disposition (or related series of Asset Dispositions) (such prepayment to be applied as set forth in clause (vi) below); provided, however, that, so long as no Default or Event of Default has occurred and is continuing, such Net Cash Proceeds shall not be required to be so applied to the extent the Borrower delivers to the Administrative Agent a certificate stating that the Credit Parties intend to use such Net Cash Proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Credit Parties within 365 days of the receipt of such Net Cash Proceeds, it being expressly agreed that Net Cash Proceeds not so reinvested within such time period shall be applied to prepay the Term Loan immediately upon the expiration of such 365 day period (such prepayment to be applied as set forth in clause (vi) below); and (B) promptly following any Facility Disposition, prepay the Term Loan in an amount necessary so that the Credit Parties shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.16 hereof, recalculated as of the end of the most recently ended fiscal quarter for which financial statements are available (such prepayment to be applied as set forth in clause (vi) below.
(ii) Debt Issuances. immediately upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Debt Issuance, prepay the Term Loan in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (vi) below).
(iii) Equity Issuances. immediately upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Qualified IPO, prepay the Term Loan in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Qualified IPO in excess of $5,000,000 (such prepayment to be applied as set forth in clause (vi) below).

(iv) Excess Cash Flow. within 90 days after the end of each Excess Cash Flow Period, prepay the Term Loan in an aggregate amount equal to the Required Percentage of Excess Cash Flow for such Excess Cash Flow Period (such prepayments to be applied as set forth in clause (vi) below).
(v) Extraordinary Receipt. immediately upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Extraordinary Receipt, prepay the Term Loan in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Extraordinary Receipt (such prepayment to be applied as set forth in clause (vi) below); provided, however, that, so long as no Default or Event of Default has occurred and is continuing, such Net Cash Proceeds shall not be required to be so applied to the extent the Borrower delivers to the Administrative Agent a certificate stating that Credit Parties intend to use such Net Cash Proceeds to acquire assets useful to the business of the Credit Parties within 365 days of the receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not so reinvested within such time period shall be applied to prepay the Term Loan immediately after the expiration of such 365 day period (such prepayment to be applied as set forth in clause (vi) below).
(vi) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section shall be applied to the Term Loans. All prepayments under this Section shall be subject to Section 2.9 and be accompanied by interest on the principal amount prepaid through the date of prepayment, but otherwise without premium or penalty.
Section 2.4 Default Rate and Payment Dates.
(a) If all or a portion of the principal amount of any Loans, any interest payable on the principal amount of any Loans or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the rate that would otherwise be applicable thereto plus 2% (the “Default Rate”), in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment). Upon the occurrence, and during the continuance, of any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate which is the Default Rate (after as well as before judgment).
(b) Interest on the Term Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (a) of this Section shall be payable from time to time on demand.
Section 2.5 Computation of Interest and Fees; Usury.
(a) All fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.
(c) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Credit Party Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.
Section 2.6 Pro Rata Treatment and Payments.
(a) Allocation of Payments Prior to Exercise of Remedies. Unless otherwise required by the terms of this Agreement, each payment under this Agreement or any Note shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.2, second, to interest then due and owing hereunder and under the Notes of the Borrower and, third, to principal then due and owing hereunder and under the Notes of the Borrower. Each payment (other than prepayments) by the Borrower on account of principal of and interest on the Term Loan shall be applied to such Loans, as applicable, on a pro rata basis. Each optional prepayment on account of principal of the Term Loan shall be applied in accordance with Section 2.3(a). Each mandatory prepayment on account of principal of the Term Loan shall be applied in accordance with Section 2.3(b). All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s account most recently designated in writing by the Administrative Agent for such purpose in Dollars and in immediately available funds not later than 1:00 P.M. (New York time) on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment on the Term Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
(b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the invocation of default interest pursuant to Section 2.4) by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Loans (with accrued interest thereon) and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Credit Party Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):
FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;
SECOND, to the payment of any other fees owed to the Administrative Agent;
THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;
FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest;
FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations;
SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above.
Section 2.7 Non-Receipt of Funds by the Administrative Agent.
(a) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection shall be conclusive, absent manifest error.
(b) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(c) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
Section 2.8 Yield Protection.
(a) Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate); or

(ii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loans (or of maintaining its obligation to make any such Loans) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.
(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by a Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c) Certificates for Reimbursement. A certificate of a Lender setting forth, in reasonable detail, the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered, as the case may be, to the extent that such Lender fails to make a demand for such compensation more than nine (9) months after becoming aware of such Change in Law giving arise to such increased costs or reductions.
(e) The foregoing provisions of this Section 2.8 shall not apply in the case of any Change in Law in respect of Taxes, which shall instead be governed by Section 2.10.

Section 2.9 Indemnity; Eurocurrency Liabilities.
(a) The Credit Parties hereby agree to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) the failure by the Borrower to pay the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) the failure by the Borrower to accept a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a prepayment of any Loans, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. A certificate setting forth reasonable details as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within thirty (30) days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive termination of this Agreement and payment of the Credit Party Obligations.
(b) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding, additional interest on the unpaid principal amount of Loans equal to the actual costs of such reserves allocated to such Loans by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loans, provided the Borrower shall have received at least fifteen (15) days prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant interest payment date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.
Section 2.10 Taxes.
(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if the Borrower shall be required by applicable law to deduct any Taxes from such payments, then (i) in the case of Indemnified Taxes and Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall (or shall cause its parent or owner to) deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall (or shall cause its parent or owner to) deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Lender shall (or shall cause its parent or owner to) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:
(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
(ii) duly completed copies of Internal Revenue Service Form W-8ECI,
(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (i) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (ii) duly completed copies of Internal Revenue Service Form W-8BEN,
(iv) duly completed copies of Internal Revenue Service Form W-9, or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
(f) Treatment of Certain Refunds. If the Administrative Agent or a Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent, such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
Section 2.11 Replacement of Lenders.
(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.8, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.8 or Section 2.10, as the case may be, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) Replacement of Lenders In Certain Circumstances. If any Lender requests or becomes entitled to (and does not waive) compensation under Section 2.8, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.6;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.8 or payments required to be made pursuant to Section 2.10, such assignment will result in a reduction in such compensation or payments thereafter; and
(iv) such assignment does not conflict with applicable law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c) Replacement of Non-Consenting Lenders. Notwithstanding anything to the contrary provided in Section 9.6, if any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.1 requires the consent of all of the Lenders or all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans hereunder to one or more assignees reasonably acceptable to the Administrative Agent (unless such assignee is a Lender, an Affiliate of a Lender or an Approved Fund); provided, that: (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.6; provided, that if such Non-Consenting Lender does not comply with Section 9.6 within three (3) Business Days after Borrower’s request, compliance with Section 9.6 shall not be required to effect such assignment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby represent and warrant, as of the date of each Extension of Credit as provided herein, to the Administrative Agent and to each Lender that:
Section 3.1 [Reserved].
Section 3.2 No Material Adverse Effect.
Since the Closing Date (after giving effect to the Transactions), there has been no development, circumstance or event which has had or could reasonably be expected to have a Material Adverse Effect.
Section 3.3 Corporate Existence; Compliance with Law.
Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and has taken all actions necessary to maintain all rights, privileges, licenses and franchises necessary or required in the normal conduct of its business, (c) is duly qualified to conduct business and in good standing under the laws of (i) the jurisdiction of its organization or formation, (ii) the jurisdiction where its chief executive office is located and (iii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing in any such other jurisdiction could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or operations of the Credit Parties and their Subsidiaries in such jurisdiction and (d) is in compliance with all Requirements of Law, organizational documents, government permits and government licenses (including gaming and liquor licenses) except to the extent such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the Credit Parties are organized as of the Closing Date are described on Schedule 3.3. The Borrower shall update Schedule 3.3 from time to time, in accordance with Section 5.2, to add Additional Credit Parties.
Section 3.4 Corporate Power; Authorization; Enforceable Obligations.
(a) Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company, partnership or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. Each Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b) Each of the Borrower and the Guarantors has obtained (i) all material licenses (including material gaming and liquor licenses), permits and consents necessary or appropriate for such party to conduct the business and operations located at each of the Facilities and (ii) except for the Colorado Gaming Notice and any Approvals of the Gaming Authorities or any other Governmental Authorities that the Administrative Agent or any Lender, Secured Party or Participant is required to obtain under the Gaming Laws or other Requirements of Law in order to exercise their respective rights and remedies under the Credit Documents, all required approvals from the Gaming Authorities of the transactions contemplated hereby and by the other Credit Documents.
Section 3.5 No Legal Bar; No Default.
The execution, delivery and performance by each Credit Party of the Credit Documents to which such Credit Party is a party, the borrowings thereunder and the use of the proceeds of the Loans (a) will not violate any Requirement of Law or any Contractual Obligation of any Credit Party (except those as to which waivers or consents have been obtained), (b) will not conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organization documents of the Credit Parties or any material agreement or other material instrument to which such Person is a party or by which any of its properties may be bound or any material approval or material consent from any Governmental Authority relating to such Person, and (c) will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents or Permitted Liens. No Credit Party is in default under or with respect to any of its Contractual Obligations except to the extent such default could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
Section 3.6 No Material Litigation.
No litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Credit Documents or any Extension of Credit or any of the transactions contemplated hereby, or (b) which could reasonably be expected to have a Material Adverse Effect. No permanent injunction, temporary restraining order or similar decree has been issued against any Credit Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
Section 3.7 Investment Company Act; etc.
No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur the Credit Party Obligations.

Section 3.8 Margin Regulations.
No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose that violates, or that would require any Lender to make any filings in accordance with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties and their Subsidiaries (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements delivered pursuant to Section 5.1 and the aggregate value of all “margin stock” owned by the Credit Parties and their Subsidiaries taken as a group does not exceed 25% of the value of their assets.
Section 3.9 ERISA.
Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither any Credit Party nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.
Section 3.10 Environmental Matters.
Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:
(a) The facilities and properties owned, leased or operated by the Credit Parties or any of their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability on behalf of any Credit Party under, any Environmental Law.
(b) The Properties and all operations of the Credit Parties and/or their Subsidiaries at the Properties are in compliance, and have in the last five (5) years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Credit Parties or any of their Subsidiaries (the “Business”).

(c) Neither the Credit Parties nor their Subsidiaries have received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability on behalf of any Credit Party with respect to environmental matters or Environmental Laws regarding any of the Properties or the Business, nor do the Credit Parties or their Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.
(d) The Credit Parties have not and, to the best knowledge of the Credit Parties, no other Person has disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could give rise to liability on behalf of any Credit Party under any Environmental Law, and the Credit Parties have not and, to the best knowledge of the Credit Parties, no other Person has generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of, or in a manner that could give rise to liability on behalf of any Credit Party under, any applicable Environmental Law.
(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.
(f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Credit Party or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability on behalf of any Credit Party under Environmental Laws.
Section 3.11 Purpose; Use of Proceeds.
The purpose of the Term Loan is to pay the fees, costs and expenses of the Borrower and its Subsidiaries as and to the extent that such fees, costs or expenses are specifically provided for in the Series B Term Loan Budget. The proceeds of the Term Loan shall be kept in the Series B Term Loan Controlled Account and shall be used by solely as provided in the Series B Term Loan Budget.
Section 3.12 Subsidiaries; Joint Ventures; Partnerships.
Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries, joint ventures and partnerships of the Credit Parties as of the Closing Date. Information on the attached Schedule includes the following: (a) the number of shares of each class of Equity Interest or other equity interests of each Subsidiary outstanding; and (b) the number and percentage of outstanding shares of each class of Equity Interest owned by the Borrower or any of its Subsidiaries. The outstanding Equity Interests of all such Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens (other than those arising under the Credit Documents). There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interest of the Borrower or any Subsidiary, except as contemplated in connection with the Credit Documents or as set forth on Schedule 3.12. The Borrower shall update Schedule 3.12 from time to time, in accordance with Section 5.2, by providing a replacement Schedule 3.12 to the Administrative Agent.

Section 3.13 Ownership.
Each of the Credit Parties and its Subsidiaries is the owner of, and has good and marketable title to or a valid leasehold interest in, all of its respective assets, which, together with assets leased or licensed by the Credit Parties and their Subsidiaries, represents all assets in the aggregate material to the conduct of the business of the Credit Parties and their Subsidiaries, and (after giving effect to the Transactions) none of such assets is subject to any Lien other than Permitted Liens. Each Credit Party and its Subsidiaries enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect.
Section 3.14 Indebtedness.
Except as otherwise permitted under Section 6.1, the Credit Parties and their Subsidiaries have no Indebtedness.
Section 3.15 Taxes.
Each of the Credit Parties and its Subsidiaries has filed, or caused to be filed, all material income tax returns and all other material tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, gaming taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet due and payable or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. None of the Credit Parties or their Subsidiaries is aware, as of the Closing Date, of any proposed material tax assessments made in writing against it or any of its Subsidiaries.
Section 3.16 Intellectual Property Rights.
Each of the Credit Parties and its Subsidiaries owns, or has the legal right to use, all Intellectual Property necessary for each of them to conduct its business as currently conducted. Set forth on Schedule 3.16 is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the Credit Parties and its Subsidiaries or that each of the Credit Parties or any of its Subsidiaries has the right to use as of the Closing Date or as of the date such Schedule was last updated in accordance with the terms of Section 5.2 (including name/title, current owner, registration or application number, and registration or application date). Except as disclosed in Schedule 3.16 hereto, (a) each Credit Party has the right to use its Intellectual Property in perpetuity and without payment of royalties, (b) all registrations with and applications to Governmental Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any taxes or maintenance fees or the taking of any interest therein, held by any of the Credit Parties to maintain their validity or effectiveness, and (c) there are no restrictions on the direct or indirect transfer of any Contractual Obligation, or any interest therein, held by any of the Credit Parties in respect of such Intellectual Property which has not been obtained. None of the Credit Parties is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use its Intellectual Property; no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor do the Credit Parties or any of their Subsidiaries know of any such claim; and, to the knowledge of the Credit Parties or any of their Subsidiaries, the use of such Intellectual Property by any of the Credit Parties or any of its Subsidiaries does not infringe on the rights of any Person. The Credit Parties have recorded or deposited with and paid to the United States Copyright Office, the Register of Copyrights, the Copyrights Royalty Tribunal or other Governmental Authority, all notices, statements of account, royalty fees and other documents and instruments required under the terms and conditions of any Contractual Obligation of the Credit Parties and/or under Title 17 of the United States Code and the rules and regulations issued thereunder (collectively, the “Copyright Act”), and are not liable to any Person for copyright infringement under the Copyright Act or any other law, rule, regulation, contract or license as a result of their business operations. Schedule 3.16 shall be updated from time to time, in accordance with Section 5.2, by the Borrower to include new Intellectual Property acquired after the Closing Date by giving written notice thereof to the Administrative Agent.
Section 3.17 Solvency.
After giving effect to the Transactions, (a) each of the Credit Parties is solvent and is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (b) the fair saleable value of each Credit Party’s assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Agreement. After giving effect to the Transactions, none of the Credit Parties (i) has unreasonably small capital in relation to the business in which it is or proposes to be engaged or (ii) has incurred, or believes that it will incur debts beyond its ability to pay such debts as they become due. In executing the Credit Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted.
Section 3.18 Investments.
All Investments of each of the Credit Parties and its Subsidiaries are Permitted Investments.

Section 3.19 Location of Collateral.
Set forth on Schedule 3.19(a) is a list of all Properties of the Credit Parties and their Subsidiaries as of the Closing Date with street address, county and state where located. Set forth on Schedule 3.19(b) is a list of all locations where any tangible personal property of the Credit Parties and their Subsidiaries (excluding inventory in transit or on temporary display at a customer location) is located as of the Closing Date, including county and state where located. Set forth on Schedule 3.19(c) is the state of incorporation or organization, the chief executive office, the principal place of business, the federal tax identification number and organization identification number of each of the Credit Parties and their Subsidiaries as of the Closing Date.
Section 3.20 [Reserved].
Section 3.21 Brokers’ Fees.
None of the Credit Parties or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents other than the closing and other fees payable pursuant to this Agreement or as contemplated by the Bankruptcy Plan.
Section 3.22 Labor Matters.
There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or any of their Subsidiaries as of the Closing Date, other than as set forth in Schedule 3.22 hereto, and none of the Credit Parties or their Subsidiaries (a) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years, other than as set forth in Schedule 3.22 hereto, or (b) has knowledge of any potential or pending strike, walkout or work stoppage. Other than as set forth on Schedule 3.22, no unfair labor practice complaint is pending against any Credit Party or any of its Subsidiaries. There are no strikes, walkouts, work stoppages or other material labor difficulty pending or threatened against any Credit Party.
Section 3.23 Accuracy and Completeness of Information.
All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, was on the date furnished, is, or will be on the date furnished true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading.
Section 3.24 [Reserved].
Section 3.25 Insurance.
The insurance coverage of the Credit Parties and their Subsidiaries as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.25 and such insurance coverage complies with the requirements set forth in Section 5.5(b).

Section 3.26 Security Documents.
The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Credit Party, the filing of appropriate assignments or notices with the United States Patent and Trademark Office and the United States Copyright Office, and the recordation of the Mortgage Instruments, in each case in favor of the Administrative Agent, on behalf of the Lenders, and (b) the Administrative Agent obtaining Control (as defined in the Security Agreement) or possession over those items of Collateral in which a security interest is perfected through Control or possession) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.
Section 3.27 [Reserved].
Section 3.28 Classification of Senior Indebtedness.
The Credit Party Obligations constitute “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.
Section 3.29 Anti-Terrorism Laws.
Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
Section 3.30 Compliance with OFAC Rules and Regulations.
None of the Credit Parties or their Subsidiaries or their respective Affiliates (a) is a Sanctioned Person, (b) has more than 15% of its assets in Sanctioned Countries, or (c) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

Section 3.31 Compliance with FCPA.
Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.
Section 3.32 Consent; Governmental Authorizations.
Except for the Colorado Gaming Notice and any Approvals of the Bankruptcy Court, Gaming Authorities or any other Governmental Authorities that the Administrative Agent or any Lender, Secured Party or Participant is required to obtain under Requirements of Law in order to exercise their respective rights and remedies under the Credit Documents, no approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of Extensions of Credit by the Borrower or the making of the Guaranty hereunder or with the execution, delivery or performance of any Credit Document by the Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents).
ARTICLE IV
CONDITIONS PRECEDENT
Section 4.1 Conditions to Closing Date.
This Agreement shall become effective and the Term Loan shall be made, in each case, only upon the satisfaction of the following conditions precedent:
(a) Execution of Credit Agreement and Credit Documents. The Administrative Agent shall have received (i) except as provided in Section 9.22, counterparts of this Agreement executed by a duly authorized officer of each party hereto, (ii) for the account of each Lender requesting a promissory note, a Note, (iii) counterparts of the Security Agreement, the Pledge Agreement, each Environmental Indemnity and each Mortgage Instrument, in each case conforming to the requirements of this Agreement and executed by duly authorized officers of the Credit Parties or other Person, as applicable, and (iv) except as provided in Section 9.22, counterparts of any other Credit Document executed by the duly authorized officers of the parties thereto.

(b) Authority Documents. The Administrative Agent shall have received the following:
(i) Articles of Incorporation/Charter Documents. Copies of articles of incorporation or other charter documents, as applicable, of each Credit Party certified (A) by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date, and (B) to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.
(ii) Resolutions. Copies of resolutions of the board of directors or comparable managing body of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.
(iii) Bylaws/Operating Agreement. A copy of the bylaws or comparable operating agreement of each Credit Party certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.
(iv) Good Standing. Original certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization of such Credit Party.
(v) Incumbency. An incumbency certificate of each Credit Party certified by an officer (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) to be true and correct as of the Closing Date.
(vi) Legal Opinion of Counsel. If requested by the Administrative Agent, the Administrative Agent shall have received an opinion or opinions (including, if so requested, local counsel opinions, including, without limitation, Colorado local counsel opinions) of counsel for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent.
(vii) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:
(A) completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;
(B) stock or membership certificates, if any, evidencing the Equity Interest pledged to the Administrative Agent pursuant to the Pledge Agreement and duly executed in blank undated stock or transfer powers (other than the stock certificates evidencing the Equity Interest in ROC and the stock power with respect to the same);

(C) duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral;
(D) all instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral; and
(E) a Deposit Account Control Agreement satisfactory to the Administrative Agent with respect to the Series B Term Loan Controlled Account.
(viii) Real Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent and the Lenders:
(A) fully executed and notarized Mortgage Instruments encumbering the Mortgaged Properties listed in Schedule 3.19(d) as to properties owned by the Credit Parties;
(B) a title report in respect of each of the Mortgaged Properties;
(C) with respect to each Mortgaged Property listed in Schedule 3.19(d), a Mortgage Policy assuring the Administrative Agent that the Mortgage Instrument with respect to such Mortgaged Property creates a valid and enforceable second priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens;
(D) evidence satisfactory to Administrative Agent as to (A) whether any Mortgaged Property listed in Schedule 3.19(d) is a Flood Hazard Property and (B) if any Mortgaged Property is a Flood Hazard Property, (x) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (y) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (I) as to the fact that such Mortgaged Property is a Flood Hazard Property and (II) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (z) copies of insurance policies or certificates of insurance of the Credit Parties and their Subsidiaries evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders;
(E) [Reserved].

(F) to the extent requested by the Administrative Agent, satisfactory third-party environmental reviews of all owned Mortgaged Properties listed in Schedule 3.19(d) and all leased Mortgaged Properties listed in Schedule 3.19(d), including, but not limited to, Phase I environmental assessments, together with reliance letters in favor of the Lenders;
(G) to the extent requested by the Administrative Agent, opinions of counsel to the Credit Parties for each jurisdiction in which the Mortgaged Properties are located;
(H) to the extent requested by the Administrative Agent and available upon using commercially reasonable efforts, zoning letters from each municipality or other Governmental Authority for each jurisdiction in which the Mortgaged Properties listed in Schedule 3.19(d) are located, and zoning reports from a nationally recognized zoning reporting service; and
(I) with respect to each owned Mortgaged Property, and to the extent requested by the Administrative Agent, with respect to each leased Mortgaged Property, a Survey certified to the Administrative Agent and the Title Insurance Company by a firm of surveyors reasonably satisfactory to the Administrative Agent and acceptable to the Title Insurance Company.
(c) Liability, Casualty, Property and Business Interruption Insurance. The Administrative Agent shall have received copies of insurance policies or certificates of insurance evidencing liability, casualty, flood (subject to Section 4.1(b)(viii)(D)), property and business interruption insurance meeting the requirements set forth herein or in the Security Documents.
(d) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of the Credit Parties and their Subsidiaries, after giving effect to the initial borrowings under the Credit Documents, in substantially the form of Exhibit 4.1(d) hereto.
(e) Account Designation Notice. If requested by the Administrative Agent, the Administrative Agent shall have received the executed Account Designation Notice in the form of Exhibit 1.1(a) hereto.
(f) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing with respect to the Loans to be made on the Closing Date.

(g) Consents. The Administrative Agent shall have received evidence that (A) except for the Colorado Gaming Notice and any Approvals of the Gaming Authorities or any other Governmental Authorities that the Administrative Agent or any Lender, Secured Party or Participant is required to obtain under the Gaming Laws or other Requirements of Law in order to exercise their respective rights and remedies under the Credit Documents (i) all boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the Transactions have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing, and (ii) the Borrower and the Guarantors have made all necessary registrations with, obtained all necessary consents or approvals of, given all necessary notices to, and taken all other necessary actions required by, each applicable Gaming Authority relative to the execution, delivery and performance of the Credit Documents by the Borrower and the Guarantors and (B) the Borrower has given notice of the Transactions to the Colorado Gaming Authorities prior to the Closing Date.
(h) Customer Information. The Lenders shall have received all documentation and other information that is (i) requested in writing not less than 10 business days prior to the Closing Date and (ii) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
(i) Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and expenses, if any, owing pursuant to Section 2.2 and the Plan of Reorganization.
(j) Plan of Reorganization. Each of the Substantial Consummation Date and the Designated New Money Election Date shall have occurred.
(k) Representations and Warranties. The representations and warranties made by the Credit Parties herein, in any other Credit Document and which are contained in any certificate furnished at any time under or in connection herewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date except for any representation or warranty that expressly relate to an earlier date, which representation and warranty shall be true and correct as of such earlier date.
(l) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

ARTICLE V
AFFIRMATIVE COVENANTS
Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect and (b) until no Note remains outstanding and unpaid and the Credit Party Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder (other than contingent indemnification obligations for which no claim has been made) are paid in full, such Credit Party shall, and shall cause each of their Subsidiaries (other than in the case of Section 5.1 or Section 5.2 hereof), to:
Section 5.1 Financial Statements.
Furnish to the Administrative Agent and each of the Lenders:
(a) Annual Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Borrower is required by the SEC to deliver its Form 10-K for each fiscal year of the Borrower and (ii) ninety (90) days after the end of each fiscal year of the Borrower, a copy of (A) the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year and the related Consolidated statements of income and retained earnings and of cash flows of the Borrower and its Consolidated Subsidiaries for such year, which shall be audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the previous year (except for such deviations as are permitted by GAAP or SEC rules for companies after their emergence from bankruptcy), reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification and (B) the unaudited consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year and the related unaudited consolidating statements of income and retained earnings and of cash flows of the Borrower and its Consolidated Subsidiaries for such year;
(b) Quarterly Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Borrower is required by the SEC to deliver its Form 10-Q for any fiscal quarter of the Borrower and (ii) forty-five (45) days after the end of each fiscal quarter of the Borrower, a copy of the Consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such period and related Consolidated and consolidating statements of income and retained earnings and of cash flows for the Borrower and its Consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form Consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments and except for such deviations as are permitted by GAAP or SEC rules for companies after their emergence from bankruptcy); and
(c) Annual Operating Budget and Cash Flow. As soon as available, but in any event within thirty (30) days after the end of each fiscal year, a copy of the detailed annual operating budget or plan including cash flow projections of the Borrower and its Subsidiaries for the next four fiscal quarter period prepared on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3.
Notwithstanding the foregoing, financial statements and reports required to be delivered pursuant to the foregoing provisions of this Section may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Administrative Agent receives such reports from the Borrower through electronic mail; provided that, upon the Administrative Agent’s request, the Borrower shall provide paper copies of any documents required hereby to the Administrative Agent.
Section 5.2 Certificates; Other Information.
Furnish to the Administrative Agent and each of the Lenders:
(a) Accountant Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate.
(b) Officer’s Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.1(a) and Section 5.1(b) above, a certificate of a Responsible Officer substantially in the form of Exhibit 5.2(b) stating that (i) such financial statements present fairly the financial position of the Borrower and its Subsidiaries for the periods indicated in conformity with GAAP applied on a consistent basis, (ii) each of the Credit Parties during such period observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement to be observed, performed or satisfied by it and (iii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate. Such certificate shall include the calculations in reasonable detail required to indicate compliance with Section 6.16 as of the last day of such period and a list of the names of each Unrestricted Subsidiary that individually qualifies as an Unrestricted Subsidiary.
(c) Updated Schedules. Concurrently with or prior to the delivery of the financial statements referred to in Section 5.1(a) and Section 5.1(b) above, (i) an updated copy of Schedule 3.3 and Schedule 3.12 if the Borrower or any of its Subsidiaries has formed or acquired a new Subsidiary since the Closing Date or since such Schedule was last updated, as applicable and (ii) an updated copy of Schedule 3.16 if the Borrower or any of its Subsidiaries has registered, applied for registration of, acquired or otherwise obtained ownership of any new Intellectual Property since the Closing Date or since Schedule 3.16 was last updated, as applicable.

(d) Financial Information; SEC Filings; Material Reports; Press Releases; Etc. Promptly upon their becoming available, (i) copies of all reports (other than those provided pursuant to Section 5.1 and those which are of a promotional nature) and other financial information which the Borrower sends to its shareholders, (ii) copies of all reports and all registration statements and prospectuses, if any, which the Borrower may make to, or file with, the SEC (or any successor or analogous Governmental Authority) or any securities exchange or other private regulatory authority, (iii) all material regulatory reports and (iv) all press releases and other statements made available by any of the Credit Parties to the public concerning material developments in the business of any of the Credit Parties.
(e) Annual Officer’s Certificate. Within ninety (90) days after the end of each fiscal year of the Borrower, a certificate containing information including a calculation of Excess Cash Flow and the amount of all acquisitions, all dividends paid, Asset Dispositions, Facility Dispositions, Qualified IPOs and Debt Issuances that were made during the prior fiscal year and amounts received in connection with any Extraordinary Receipt during the prior fiscal year.
(f) Management Letters; Etc. Promptly upon receipt thereof, a copy or summary of any other report, or “management letter” or similar report submitted by independent accountants to the Borrower or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person.
(g) Gaming Information. As soon as practicable and in any event within ten (10) days after the receipt by the Borrower or any Guarantor from any Gaming Authority or other Governmental Authority having jurisdiction over the operations of the Borrower or any Guarantor or filing or receipt thereof by the Borrower or any Guarantor, (i) copies of any order or notice of such Gaming Authority or such other Governmental Authority or court of competent jurisdiction which designates any material Casino License or other material franchise, permit or other governmental operating authorization of the Borrower or any Guarantor, or any application therefor, for a hearing or which refuses renewal or extension of, or revokes or suspends the authority of the Borrower or any Guarantor to own, manage or operate the Facilities (or portion thereof) and (ii) a copy of any material citation, notice of material violation or order to show cause issued by any Gaming Authority or other Governmental Authority or any material complaint filed by any Gaming Authority or other Governmental Authority which is available to the Borrower or any Guarantor.
(h) Miscellaneous Information. Promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

Section 5.3 Payment of Taxes and Other Obligations.
Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) all of its material taxes (Federal, state, local and any other taxes) and (b) all of its other obligations and liabilities of whatever nature in accordance with industry practice and (c) any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities, except when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the relevant Credit Party.
Section 5.4 Conduct of Business and Maintenance of Existence.
Continue to engage in business of the same general type as now conducted by it on the Closing Date and preserve, renew and keep in full force and effect its corporate or other formative existence and good standing, take all reasonable action to maintain all rights, privileges and franchises (including all necessary Casino Licenses) necessary or desirable in the normal conduct of its business and to maintain its goodwill and comply with all contractual obligations and Requirements of Law.
Section 5.5 Maintenance of Property; Insurance.
(a) Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted) and not commit or permit any waste thereon.
(b) Maintain with financially sound and reputable insurance companies liability, casualty, flood (subject to Section 4.1(b)(viii)(D)), property and business interruption insurance (including, without limitation, insurance with respect to (i) its tangible Collateral, (ii) business interruption, (iii) public liability, (iv) product liability, and (v) larceny, embezzlement and criminal misappropriation) in at least such amounts and against at least such risks as are usually insured against by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon the request of the Administrative Agent, full information as to the insurance carried. The Administrative Agent shall be named (i) as Lender’s loss payee, as its interest may appear, with respect to any property insurance, and (ii) as additional insured, as its interest may appear, with respect to any such liability insurance. As soon as reasonably practicable after the Closing Date, the Borrower shall provide the Administrative Agent with endorsements of insurance evidencing liability, casualty, flood (subject to Section 4.1(b)(viii)(D)), property and business interruption insurance meeting the requirements set forth herein or in the Security Documents. The Borrower will use commercially reasonable efforts to have each provider of any such insurance agree, by endorsement upon the policy or policies issued by it or by independent instruments to be furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and such policies shall provide that no act or default of the Credit Parties or any of their Subsidiaries or any other Person shall affect the rights of the Administrative Agent under such policy or policies.
(c) In case of any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction. In case of any such material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, if required by the Administrative Agent or the Required Lenders, such Credit Party, will promptly, at such Credit Party’s election, (i) at such Credit Party’s cost and expense, repair or replace the Collateral of such Credit Party so lost, damaged or destroyed or (ii) prepay the Loans in accordance with Section 2.3(c)(v).

Section 5.6 Inspection of Property; Books and Records; Discussions.
Keep proper books, records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Administrative Agent or any Lender, the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties, financial conditions and other conditions of the Credit Parties and their Subsidiaries with officers and employees of the Credit Parties and their Subsidiaries and with its independent certified public accountants.
Section 5.7 Notices.
Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender):
(a) promptly, but in any event within two (2) Business Days after any Credit Party knows thereof, the occurrence of any Default or Event of Default;
(b) promptly, after any default or event of default under any Contractual Obligation of any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $1,000,000;
(c) promptly, of any litigation, or any investigation or proceeding known or threatened to any Credit Party (i) affecting any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $1,000,000 or involving injunctions or requesting injunctive relief by or against any Credit Party or any Subsidiary of any Credit Party, (ii) affecting or with respect to this Agreement, any other Credit Document or any security interest or Lien created thereunder, (iii) involving an environmental claim or potential liability under Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iv) by any Governmental Authority relating to the Borrower or any Subsidiary thereof and alleging fraud, deception or willful misconduct by such Person;
(d) promptly, of any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party which could reasonably be expected to have a Material Adverse Effect;

(e) promptly, of any attachment, judgment, lien, levy or order exceeding $1,000,000 that may be assessed against or threatened against any Credit Party other than Permitted Liens;
(f) promptly, and in any event within thirty (30) days after any Credit Party knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party, any Commonly Controlled Entity or any Multiemployer Plan, with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;
(g) promptly after becoming aware of the occurrence of any Internal Control Event;
(h) promptly, and in any event within ten (10) days prior to creating a Domestic Subsidiary, notice of the creation of such Domestic Subsidiary;
(i) promptly, any notice of any violation received by any Credit Party from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws; and
(j) promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.
Section 5.8 Environmental Laws.
(a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all material licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;
(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings; and

(c) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Credit Party Obligations and all other amounts payable hereunder and termination of the Credit Documents.
Section 5.9 Additional Guarantors.
The Credit Parties will cause each of their Domestic Subsidiaries, whether newly formed, after acquired or otherwise existing (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Domestic Subsidiary being deemed to constitute the acquisition of a Domestic Subsidiary) to promptly (and in any event within thirty (30) days after such Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement and will execute a supplement to the Intercreditor Agreement, in accordance with to Section 8.21 thereof. In connection therewith, the Credit Parties shall give notice to the Administrative Agent not less than ten (10) days prior to creating a Domestic Subsidiary (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion), or acquiring the Equity Interest of any other Person. Subject to Gaming Laws, the Credit Party Obligations shall be secured by, among other things, a second priority perfected security interest in the Collateral of such new Guarantor and a pledge of 100% of the Equity Interest of such new Guarantor and its direct or indirect Domestic Subsidiaries (unless such Domestic Subsidiary is owned by a Foreign Subsidiary) and 65% of the voting Equity Interest and 100% of the non-voting Equity Interest of its first-tier Foreign Subsidiaries. Subject to applicable Gaming Laws, in connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Section 4.1(b) and Section 5.11 and such other documents or agreements as the Administrative Agent may reasonably request.
Section 5.10 Compliance with Law.
(a) Comply with all Requirements of Law and orders (including Environmental Laws), and all applicable restrictions imposed by all Governmental Authorities, applicable to it and the Collateral if noncompliance with any such Requirements of Law, order or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) File, on a timely basis, all applicable reports and informational filings with respect to the transactions contemplated herein and in the other Credit Documents that are required by any Gaming Laws or any order issued by any applicable Gaming Authority.
(c) Comply in all material respects with all Contractual Obligations if noncompliance with any such Contractual Obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d) Maintain any and all material licenses (including liquor licenses), approvals, notifications, registrations or permits required by applicable Gaming Authorities or other Governmental Authority for purposes of directing operations and ownership of the Credit Parties, if any such failure to maintain could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.11 Pledged Assets.
(a) Subject to the Gaming Laws, each Credit Party will cause 100% of the Equity Interest in each of its direct or indirect Domestic Subsidiaries (unless such Domestic Subsidiary is owned by a Foreign Subsidiary) and 65% of the voting Equity Interest and 100% of the non-voting Equity Interest of its first-tier Foreign Subsidiaries, in each case to the extent owned by such Credit Party, to be subject at all times to a second priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request, subject to Permitted Liens.
(b) Subject to the terms of subsection (c) below and other than Excluded Assets, each Credit Party will cause any real property it acquires after the Closing Date and all tangible and intangible personal property now owned or hereafter acquired to be subject at all times to a second priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request. Each Credit Party shall, and shall cause each of its Subsidiaries to, adhere to the covenants set forth in the Security Documents.
(c) To the extent otherwise permitted hereunder, if any Credit Party acquires a fee ownership interest in any real property (“Real Estate”) after the Closing Date and such Real Estate has a fair market value in excess of $2,000,000, it shall provide to the Administrative Agent promptly and in any event no later than 30 days following the date of such acquisition: (i) such security documentation as the Administrative Agent may request to cause such Real Estate to be subject at all times to a second priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent and (ii) such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, title, insurance policies, surveys, environmental reports and opinions of counsel, all in form and substance reasonably satisfactory to the Administrative Agent; provided, that, in the event that the acquisition of such assets is funded in whole or in part with secured Indebtedness incurred pursuant to Section 6.1(c) or Section 6.1(k) and clauses (c) or (l) of the definition of “Permitted Liens”, and the terms of the documents governing such secured Indebtedness do not permit the Liens securing the Obligations, then such Credit Party shall not be required to grant a Lien securing the Obligations (it being understood that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Credit Party shall grant a security interest in, such assets).

(d) Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.
Section 5.12 Hedging Agreements.
Within ninety (90) days following the Closing Date and at all times thereafter until the third anniversary of the Closing Date, cause at least 50% of the aggregate principal amount of Term Loan then outstanding to be hedged against fluctuations in interest rate in respect of the Cash Payment pursuant to Hedging Agreements for a term of at least three (3) years (provided, however, that such term may be shortened if the Borrower shall have made (or shall be presumed to have made) a PIK Election) with a counterparty and on terms reasonably acceptable to the Administrative Agent.
Section 5.13 [Reserved].
Section 5.14 Ratings.
Obtain Ratings within ninety (90) days following the Closing Date, and maintain Ratings at all times thereafter.
Section 5.15 Landlord Waivers.
The Credit Parties will provide the Administrative Agent with such estoppel letters, consents and waivers from the landlords on such real property to the extent (a) requested by the Administrative Agent and (b) the Borrower is able to secure such letters, consents and waivers after using commercially reasonable efforts (such letters, consents and waivers shall be in form and substance reasonably satisfactory to the Administrative Agent).
Section 5.16 Deposit Account Control Agreements.
The Credit Parties will use commercially reasonable efforts to enter into, as soon as reasonably practicable after the Closing Date, Deposit Account Control Agreements with the Administrative Agent and the applicable deposit bank, with respect to each deposit account of the Credit Parties, except payroll accounts, the Series B Term Loan Controlled Account and other accounts designated by the Administrative Agent.
Section 5.17 Appraisals.
Upon the occurrence and during the continuance of an Event of Default and the Administrative Agent’s reasonable request and upon reasonable notice to the Borrower, the Borrower shall have field examinations and/or Real Estate Appraisals conducted, in each case at the Borrower’s expense.

Section 5.18 Additional Matters.
(a) Public/Private Designation. Borrower will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower to the Administrative Agent and Lenders (collectively, “Information Materials”) pursuant to this Article V and will designate Information Materials (i) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information”.
(b) Gaming Approvals. As soon as practicable, but in any event within twenty (20) days following the Closing Date, the Borrower shall deliver to the applicable Colorado Gaming Authorities fully executed copies of the Credit Documents (the “Colorado Gaming Notice”).
(c) Further Assurances. Upon the reasonable request of the Administrative Agent, the Credit Parties shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.
ARTICLE VI
NEGATIVE COVENANTS
Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, and (b) until no Note remains outstanding and unpaid and the Credit Party Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder (other than contingent indemnification obligations for which no claim has been made) are paid in full, that:
Section 6.1 Indebtedness.
No Credit Party will, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:
(a) Indebtedness arising or existing under this Agreement and the other Credit Documents;
(b) Indebtedness of the Credit Parties and their Subsidiaries (i) existing as of the Closing Date (and set out more specifically in Schedule 6.1(b) hereto), (ii) pursuant to the Series A Credit Agreement and (iii) in each case, any renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

(c) Indebtedness of the Credit Parties and their Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset (real or personal), whether through the direct purchase or construction of assets or the Equity Interest of any Person owning such assets; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset or Equity Interest; and (ii) no such Indebtedness shall be renewed, refinanced or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such renewal, refinancing or extension;
(d) Unsecured Intercompany Debt; provided that any such Indebtedness shall be fully subordinated to the Credit Party Obligations hereunder on terms required under Article XI;
(e) Indebtedness and obligations owing under Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;
(f) [Reserved.];
(g) Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section;
(h) so long as the Borrower is in compliance on a Pro Forma Basis with the Consolidated Leverage Incurrence Test and no Default or Event of Default has occurred and is continuing or would otherwise arise as a result of the incurrence of such Indebtedness, additional Subordinated Indebtedness or unsecured Indebtedness and refinancings, exchanges, extensions and renewals thereof; provided that (i) such Indebtedness shall have a maturity date at least ninety-one (91) days after the Maturity Date, (ii) the terms and conditions of such Indebtedness shall be consistent with market terms for similar issuances at such time and (iii) such Indebtedness shall otherwise be on terms and conditions reasonably acceptable to the Administrative Agent;
(i) Indebtedness incurred under performance bonds, appeal bonds, surety bonds, insurance obligations or bonds and other similar bonds incurred in the ordinary course of business;
(j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten (10) Business Days of notification to the applicable Borrower of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(k) (i) Indebtedness of a Subsidiary acquired after the Closing Date or an entity merged into or consolidated with any of the Credit Parties or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and (ii) refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension; provided, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(l) Indebtedness arising from agreements of the Credit Parties or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any acquisition or disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(m) Indebtedness supported by a letter of credit issued under the Series A Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;
(n) other unsecured Indebtedness of Credit Parties which does not exceed $2,000,000 in the aggregate at any time outstanding;
(o) Indebtedness representing deferred compensation to employees of the Borrower or any of its Subsidiaries incurred in the ordinary course of business or incurred in connection with any Permitted Acquisition or any other Permitted Investment;
(p) Indebtedness issued by the Company or any of its Restricted Subsidiaries to future, current or former officers, directors, employees and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company, a Restricted Subsidiary or any of their respective direct or indirect parent companies to the extent described in clause (f) of Section 6.10; and
(q) all premium (if any), interest, fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (p) above.
Section 6.2 Liens.
The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens. Notwithstanding the foregoing, if a Credit Party shall grant a Lien on any of its assets in violation of this Section, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the ratable benefit of the Lenders, to the extent such Lien has not already been granted to the Administrative Agent.

Section 6.3 Nature of Business.
No Credit Party will, nor will it permit any Subsidiary to, alter the character of its business in any material respect from that conducted as of the Closing Date or any business incidental, complementary or related thereto or a reasonable extension or expansion thereof.
Section 6.4 Consolidation, Merger, Sale or Purchase of Assets, etc.
No Credit Parties will, nor will any Credit Party permit any Subsidiary to,
(a) dissolve, liquidate or wind up its affairs, or sell, transfer, lease or otherwise dispose of its property or assets (including, without limitation, any Equity Interest of any Subsidiary of the Borrower but excluding any Equity interests of any Unrestricted Subsidiary) or agree to do so at a future time, except the following, without duplication, shall be expressly permitted:
(i) (A) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business, (B) the conversion of cash into Cash Equivalents and Cash Equivalents into cash and (C) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivable financing transaction;
(ii) a Facility Disposition;
(iii) the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Credit Parties or any of their Subsidiaries;
(iv) the sale, lease or transfer of property or assets from one Credit Party to another Credit Party;
(v) the termination of any Hedging Agreement;
(vi) the sale, lease or transfer of any property or assets not described in clauses (i) through (v) or (vii) through (viii) of this Section 6.4(a);
(vii) leases, licenses (on a non-exclusive basis with respect to intellectual property), or subleases or sublicenses (on a non-exclusive basis with respect to intellectual property) of any real or personal property in the ordinary course of business; and
(viii) Permitted Liens and Restricted Payments permitted by Section 6.10;

provided, that (A) with respect to clauses (ii) and (vi) above, at least 75% of the consideration received therefor by the Credit Parties or any such Subsidiary shall be in the form of cash or Cash Equivalents, (B) after giving effect to any Facility Disposition pursuant to clause (ii) above or Asset Disposition pursuant to clause (vi) above, the Credit Parties shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.16 hereof, recalculated as of the end of the most recently ended fiscal quarter for which financial statements are available, (C) with respect to clauses (ii), (iv), (v) and (vi) above, no Default or Event of Default shall exist or shall result therefrom, and (D) no sale, transfer, lease or other disposition of assets shall be permitted hereby (other than sales, transfers, leases or other dispositions pursuant to Section 6.4(a)(iv)) unless such sale, transfer, lease or other disposition is for fair market value; provided, further, that with respect to sales of assets permitted hereunder only, the Administrative Agent shall, without the consent of any Lender, release its Liens relating to the particular assets sold; or
(b) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person, other than:
(i) Permitted Investments;
(ii) inventory, materials, property and equipment in the ordinary course of business;
(iii) with the proceeds of any Asset Disposition or Extraordinary Receipt pursuant to Section 2.3(c)(i) or Section 2.3(c)(v), as applicable; or
(iv) capital expenditures;
(c) enter into any transaction of merger or consolidation, except:
(i) in connection with a Permitted Investment, so long as the continuing or surviving person shall be the Borrower or a Subsidiary of the Borrower, which shall be a Credit Party if the merging Subsidiary was a Credit Party and which together with each of its Subsidiaries shall have complied with Section 5.9 and Section 5.11,
(ii) in connection with a Permitted Acquisition, provided that following any such merger or consolidation (A) involving the Borrower, the Borrower is the surviving Person, (B) involving a Domestic Subsidiary, the surviving or resulting entity shall be a Credit Party that is a wholly owned Subsidiary, and (C) involving a Foreign Subsidiary, the surviving or resulting entity shall be a wholly owned subsidiary; or
(iii) the merger or consolidation (A) of any Subsidiary of the Borrower into the Borrower in a transaction in which the Borrower is the survivor, (B) of any Subsidiary of the Borrower into or with any Credit Party (other than the Borrower) in a transaction in which the surviving or resulting entity is a Credit Party and, in the case of each of clauses (A) and (B), no Person other than a Credit Party receives any consideration and (C) the merger or consolidation of any Subsidiary of the Borrower that is not a Credit Party into or with any other Subsidiary of the Borrower that is not a Credit Party.

Section 6.5 .Advances, Investments and Loans.
The Credit Parties will not, nor will they permit any Subsidiary to, make any Investment except for Permitted Investments.
Section 6.6 Transactions with Affiliates.
The Credit Parties will not, nor will they permit any Subsidiary to, enter into any transaction or series of transactions involving aggregate consideration in excess of $1 million with any officer, director, shareholder or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, except (a) transactions in the ordinary course of business, (b) dividends, redemptions and repurchases permitted under Section 6.10, (c) any transaction (i) that is approved by a majority of the members of the Board of Directors which directors are not themselves (and are not Affiliates of) the officer, director, shareholder or Affiliate that is party to the subject transaction and (ii) in the case of any such transaction involving aggregate consideration in excess of $5 million, in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors from an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the Borrower’s good faith determination, qualified to render such letter, which letter states that such transaction is fair, from a financial perspective, to the Borrower or such Subsidiary, as applicable, (d) loans or advances to employees, directors and employees pursuant to clause (e) of the definition of “Permitted Investments”, (e) transactions among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger or consolidation in which a Subsidiary is the surviving entity) not prohibited by this Agreement, (f) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Borrower and its Subsidiaries in the ordinary course of business, (g) (A) any employment agreements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto and (h) the issuance, sale, transfer of Equity Interests of the Borrower to its shareholders and capital contributions by the Borrower’s shareholders to the Borrower.
Section 6.7 Ownership of Subsidiaries; Restrictions.
The Credit Parties will not sell, transfer, pledge or otherwise dispose of any Equity Interest or other equity interests in any of their Subsidiaries, nor will they permit any of their Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Equity Interest or other equity interests, except in a transaction permitted by Section 6.2 or Section 6.4, as applicable.

Section 6.8 Corporate Changes; Material Contracts.
No Credit Party will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year without providing prior notice to the Administrative Agent (which shall be given no later than any required notice to the SEC, if any), (b) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect adverse to the interests of the Lenders, in each case, without the prior written consent of the Required Lenders; provided that no Credit Party shall (i) alter its legal existence or, in one transaction or a series of transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, (ii) change its state of incorporation or organization, or (iii) change its registered legal name, in each case without complying with the conditions set forth in the Security Agreement, or (c) change its accounting method (except in accordance with GAAP) in any manner adverse to the interests of the Lenders without the prior written consent of the Required Lenders.
Section 6.9 Limitation on Restricted Actions.
The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Equity Interest or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(e) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement, the other Credit Documents and the Series A Credit Agreement; (ii) applicable law; (iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith; (iv) customary restrictions and conditions in any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien and such encumbrances and restrictions are not created in whole or in part for the purpose of avoiding the restrictions imposed by this Section 6.9; (v) any agreement relating to Indebtedness incurred pursuant to Section 6.1(h), to the extent that such restrictions are not more restrictive, taken as a whole, than the restrictions contained herein; (vi) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (vii) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary; (viii) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; (ix) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition; (x) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.4 pending the consummation of such sale, transfer, lease or other disposition; (xi) any such prohibitions and restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts or obligations referred to in clauses (i) through (x) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive than those contained in such contract or obligation prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.10 Restricted Payments.
The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Equity Interest of such Person, (b) to make dividends or other distributions payable to the Credit Parties (directly or indirectly through its Subsidiaries), (c) dividends in an aggregate amount equal to the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this clause (c) of Section 6.10, such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that no Default or Event of Default has occurred and is continuing or would result therefrom and, after giving effect thereto, that the Borrower shall be in compliance on a Pro Forma Basis with the Consolidated Leverage Incurrence Test, (d) other Restricted Payments in an aggregate amount not to exceed $2,500,000 per fiscal year, (e) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options, (f) the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company held by any future, present or former employee, director or consultant of the Company or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, provided that the aggregate amount of Restricted Payments made pursuant to this clause (f) shall not exceed in any calendar year $2,000,000 (it being understood that the cancellation of Indebtedness owing to the Company from any such persons in connection with any such repurchase, retirement or other acquisition of Equity Interests shall not be deemed to constitute a Restricted Payment for purposes of this Section 6.10 or any other provision of this Agreement, (g) after a Qualified IPO, the Borrower may pay dividends and make distributions to, or repurchase or redeem shares from, its equity holders in an amount equal to 5% per annum of the net proceeds received by the Borrower from any public offering of Equity Interests of the Borrower and (h) dividends of the Equity Interests of Unrestricted Subsidiaries.
Section 6.11 Series B Term Loan Budget.
The Series B Term Loan Budget is attached to this Agreement as Schedule 6.11. The Credit Parties shall retain the proceeds of the Term Loan in the Series B Term Loan Controlled Account and will not, nor will they permit any Subsidiary to, without the prior written consent of the Required Lenders and except as permitted by the Series B Term Loan Budget, use any proceeds of the Term Loan other than for the purposes and in the amounts set forth in the Series B Term Loan Budget.

Section 6.12 Amendment of Subordinated Debt.
The Credit Parties will not, nor will they permit any Subsidiary to, without the prior written consent of the Required Lenders, amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any document governing or relating to any Subordinated Debt in a manner that is adverse to the interests of the Lenders.
Section 6.13 Sale Leasebacks.
The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary has sold or transferred or is to sell or transfer to a Person which is not a Credit Party or a Subsidiary or (b) which any Credit Party or any Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by a Credit Party or a Subsidiary to another Person which is not a Credit Party or a Subsidiary in connection with such lease, in each case, unless, after giving effect to such transaction, the Credit Parties shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.16 hereof.
Section 6.14 No Further Negative Pledges.
The Credit Parties will not, nor will they permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon any of their properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Agreement, the other Credit Documents and the Series A Credit Agreement, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (c) pursuant to any agreement relating to Indebtedness incurred pursuant to Section 6.1(h), to the extent that such restrictions are not more restrictive, taken as a whole, than the restrictions contained herein, (d) with any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien and such prohibitions and restrictions are not created for the purpose of avoiding the restrictions of this Section 6.14, (e) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (f) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary; (g) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; (h) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition; (i) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.4 pending the consummation of such sale, transfer, lease or other disposition; and (j) any such prohibitions and restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts or obligations referred to in clauses (a) through (j) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive than those contained in such contract or obligation prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.15 Account Control Agreements; Additional Bank Accounts.
Set forth on Schedule 6.14 is a complete and accurate list of all checking, savings or other accounts (including securities accounts) of the Credit Parties at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person as of the Closing Date. Each of the Credit Parties agree to enter into Deposit Account Control Agreements, from time to time, to the extent reasonably requested by the Administrative Agent or the Required Lenders with respect to such accounts forming a part of the Collateral.
Section 6.16 Financial Covenant.
(a) The Credit Parties will not, nor will they permit any Subsidiary to, permit the Consolidated Leverage Ratio, calculated as of the last day of the preceding fiscal quarter for which financial statements have been delivered pursuant to Section 5.1 hereof (which calculation shall be made on a Pro Forma Basis to take into account any events described in the definition of “Pro Forma Basis” occurring during the period of four fiscal quarters ending on the last day of such preceding fiscal quarter), to be greater than the Consolidated Leverage Ratio set forth below corresponding to such quarter end:

Period	Ratio
April 1, 2012 through and including March 31, 2013	15.00 to 1.00
April 1, 2013 through and including March 31, 2014	12.50 to 1.00
April 1, 2014 through and including March 31, 2015	10.00 to 1.00
April 1, 2015 and thereafter	5.00 to 1.00
(b) The Credit Parties will not, nor will they permit any Subsidiary to, permit the Consolidated Interest Coverage Ratio, calculated as of the last day of the preceding fiscal quarter for which financial statements have been delivered pursuant to Section 5.1 hereof (which calculation shall be made on a Pro Forma Basis to take into account any events described in the definition of “Pro Forma Basis” occurring during the period of four fiscal quarters ending on the last day of such preceding fiscal quarter), to be less than the Consolidated Interest Coverage Ratio set forth below corresponding to such quarter end:

Period	Ratio
April 1, 2012 and thereafter	1.00 to 1.00

(c) Notwithstanding the foregoing, solely for the purpose of determining (pursuant to Sections 2.7(b)(ii), 6.1, 6.4, 6.10 or 6.12 or the definition of “Permitted Acquisition” herein) whether the Borrower and its Subsidiaries are or will be in compliance, on a Pro Forma Basis with the Consolidated Leverage Incurrence Test or any covenants set forth in this Section 6.16 at any time prior to April 1, 2012, the required Consolidated Leverage Ratio at such time shall be deemed to be 15.00 to 1.00 or less and the required Consolidated Interest Coverage Ratio at such time shall be deemed to be 1.00 to 1.00 or greater.
ARTICLE VII
EVENTS OF DEFAULT
Section 7.1 Events of Default.
An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
(a) Payment. (i) The Borrower shall fail to pay any principal on any Loans or Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof or thereof; or (ii) the Borrower shall fail to pay any interest on any Loans or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof or shall fail to pay any other monetary obligation under any Mortgage Instrument, and in any such event such failure shall continue unremedied for three (3) days; or (iii) or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranteed Obligations (after giving effect to the grace period in clause (ii)); or
(b) Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading on or as of the date made or deemed made; or
(c) Covenant Default. (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 5.1, Section 5.2, Section 5.4, Section 5.7, Section 5.10, Section 5.12 or Article VI hereof; or (ii) any Credit Party shall fail to comply with any other term, covenant or agreement contained in this Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Section 7.1(a) or Section 7.1(c)(i) above), and such breach or failure to comply is not cured within thirty (30) days of its occurrence; or

(d) Indebtedness Cross-Default. (i) Any Credit Party shall default in any payment of principal of or interest on any Indebtedness (other than the Loans and the Guaranty) in a principal amount outstanding of at least $2,000,000 for the Borrower and any of its Subsidiaries in the aggregate beyond any applicable grace period (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) any Credit Party shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans and the Guaranty) in a principal amount outstanding of at least $2,000,000 in the aggregate for the Credit Parties and their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to be repurchased, prepaid, deferred or redeemed (automatically or otherwise); or
(e) Bankruptcy Default. (i) A Credit Party or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or a Credit Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) a Credit Party or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) a Credit Party or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or
(f) Judgment Default. One or more judgments or decrees shall be entered against a Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance) of $2,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within fifteen (15) Business Days from the entry thereof or any injunction, temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries that, individually or in the aggregate, could result in a Material Adverse Effect; or

(g) ERISA Default. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; or
(h) Change of Control. There shall occur a Change of Control; or
(i) Invalidity of Guaranty. At any time after the execution and delivery thereof, the Guaranty, for any reason other than the satisfaction in full of all Credit Party Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity, enforceability, perfection or priority of the Guaranty, any Credit Document, or any Lien granted thereunder in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or
(j) Invalidity of Credit Documents. Any other Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail (other than by the action or inaction of the Administrative Agent or any Lender) to be a second priority, perfected Lien on a material portion of the Collateral; or
(k) Subordinated Debt. Any default (which is not waived or cured within the applicable period of grace) or event of default shall occur under any Subordinated Debt or the subordination provisions contained therein shall cease to be in full force and effect or shall cease to give the Lenders the rights, powers and privileges purported to be created thereby; or
(l) Uninsured Loss. Any uninsured damage to or loss, theft or destruction of any assets of the Credit Parties or any of their Subsidiaries shall occur that is in excess of $100,000,000; or

(m) Casino Licenses. Any Borrower or Guarantor fails to keep in full force and effect, suffers the termination, revocation, or suspension of, terminates, forfeits, or suffers a materially adverse amendment to, any Casino License at any time held by the Borrower or such Guarantor that is necessary to the operation of any casino located at the Facilities owned by the Borrower or such Guarantor.
Section 7.2 Acceleration; Remedies.
(a) Upon the occurrence and during the continuance of a Bankruptcy Event of Default, automatically the Loans (with accrued interest thereon) and all other amounts under the Credit Documents shall immediately become due and payable.
(b) If such event is any other Event of Default, any or all of the following actions may be taken:
(i) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Credit Agreement and the Notes to be due and payable forthwith; and/or
(ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under applicable law.
(c) Each of the Borrower and the Guarantors agrees that, upon the occurrence of and during the continuation of an Event of Default and at the Administrative Agent’s request, the Borrower and Guarantors will diligently and fully cooperate with any application by the Administrative Agent, a Lender or such nominee to any Gaming Authority in connection with the exercise of the rights of the Lenders under the Credit Documents.
Section 7.3 Right to Cure.
(a) Notwithstanding anything to the contrary contained in Section 7.1, in the event that the Borrower fails to comply with the requirements of the Consolidated Leverage Ratio or the Consolidated Interest Coverage Ratio set forth in Section 6.16 hereof, until the expiration of the 15th day subsequent to the date that the certificate calculating such Consolidated Leverage Ratio and Consolidated Interest Coverage Ratio is required to be delivered pursuant to Section 5.2(b), the Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of the Borrower (the “Cure Right”), and upon the receipt by the Company of such cash (the “Cure Amount”) pursuant to the exercise of such Cure Right, such Consolidated Leverage Ratio and Consolidated Interest Coverage Ratio shall be recalculated giving effect to the following pro forma adjustment:
(A) EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Consolidated Leverage Ratio and Consolidated Interest Coverage Ratio and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(B) If, after giving effect to the foregoing pro forma adjustment, the Borrower shall then be in compliance with the requirements of the Consolidated Leverage Ratio or the Consolidated Interest Coverage Ratio set forth in Section 6.16 hereof, the Borrower shall be deemed to have satisfied the requirements of such Section 6.16 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such Section 6.16 that had occurred shall be deemed cured for this purposes of the Agreement.
(b) Notwithstanding anything herein to the contrary, in each four-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
Section 8.1 Appointment and Authority.
Each of the Lenders hereby irrevocably appoints Cantor Fitzgerald Securities to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.
Section 8.2 Nature of Duties.
Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender or Participant. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
Without limiting the generality of the foregoing, the use of the term “agent” herein or in the other Credit Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent and shall be entitled to advice of counsel or other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.3 Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and
(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.1 and Section 7.2) or (ii) in the absence of a finding by a final and nonappealable decision of a court of competent jurisdiction of gross negligence or willful misconduct on the part of the Administrative Agent or such Related Party.
Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 2.11, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender or Participant to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled to (and such other Lenders hereby covenant and agree to return promptly to such Lender or Participant any erroneous payment received by them).
Section 8.4 Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Loans that by their terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loans. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may deem and treat the payee of any Loan or Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent and such assignment shall otherwise have been consummated in accordance with the terms hereof. Other than actions that it is explicitly required to take pursuant to the terms hereof or of any other Credit Document, the Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all affected Lenders) as it deems appropriate and, if in connection with any such action, the Administrative Agent so requires, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request or consent of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request or consent and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders, Participants and all future holders of the Loans.

Section 8.5 Notice of Default.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all affected Lenders); provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.
Section 8.6 Non-Reliance on Administrative Agent and Other Lenders.
Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs or property of any Credit Party or any Affiliate of a Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including as to whether the Administrative Agent or any of its Related Parties have disclosed material information in their possession. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, including all applicable bank or other regulatory laws relating to the transaction contemplated hereby, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
Section 8.7 Indemnification.
The Lenders agree to indemnify the Administrative Agent in its capacity hereunder and their respective Related Parties (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Credit Party Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a final and nonappealable decision of a court of competent jurisdiction; provided, further, that no action taken or refrained from in accordance with the directions or consent of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. The agreements in this Section shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 8.8 Administrative Agent in Its Individual Capacity.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.9 Successor Administrative Agent.
The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.10 Collateral and Guaranty Matters.
(a) The Lenders irrevocably authorize and direct the Administrative Agent:
(i) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (A) upon payment in full of all Credit Party Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances), (B) that is transferred as part of or in connection with any sale or other disposition permitted under Section 6.4, or (C) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders or all affected Lenders as specified therein; and
(ii) to release any Guarantor from its obligations under the applicable Guaranty (A) if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder or (B) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders or all affected Lenders as specified therein.
(b) In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Borrower’s expense, all documents that the applicable Credit Party shall reasonably request to evidence such termination or release. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section.
Section 8.11 Agency for Perfection.
Each Lender hereby appoints Administrative Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and Administrative Agent and each Lender hereby acknowledges that, in the event it shall come into possession of any Collateral, that it holds possession of or otherwise controls any such Collateral for the benefit of the Administrative Agent and the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions. Each Credit Party by its execution and delivery of this Agreement hereby consents to the foregoing.
Section 8.12 Administrative Agent May File Proofs of Claim.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Article VIII and Sections 2.5 and 9.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article VIII and Sections 2.5 and 9.5. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE IX
MISCELLANEOUS
Section 9.1 Amendments, Waivers and Release of Collateral.
Neither this Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, modified, extended, restated, replaced, or supplemented (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section nor may Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section. The Required Lenders may or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:
(i) reduce the amount or extend the scheduled date of maturity of any Loans or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-Default Rate set forth in Section 2.4 which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.3(b), nor any amendment of Section 2.3(b) or the definitions of Asset Disposition, Facility Disposition, Qualified IPO, Debt Issuance, Excess Cash Flow or Extraordinary Receipt, shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any Loans or Note; or

(ii) amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of “Required Lenders”, without the written consent of all the Lenders; or
(iii) release the Borrower from its obligations hereunder, without the written consent of all of the Lenders or release all or substantially all of the Guarantors from obligations under the Guaranty, without the written consent of all of the Lenders; or
(iv) release all or substantially all of the Collateral without the written consent of all of the Lenders; or
(v) subordinate the Loans to any other Indebtedness without the written consent of all of the Lenders; or
(vi) permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or other Credit Documents without the written consent of all of the Lenders; or
(vii) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of the Required Lenders or all the Lenders as appropriate; or
(viii) amend, modify or waive the order in which Credit Party Obligations are paid or in a manner that would alter the pro rata sharing of payments by and among the Lenders in Section 2.6(b) without the written consent of each Lender directly affected thereby; or
(ix) amend, modify or waive any provision of Article VIII or Section 2.2 without the written consent of the then Administrative Agent; or
(x) amend or modify the definition of “Credit Party Obligations” to delete or exclude any obligation or liability described therein without the written consent of each Lender directly affected thereby; or

(xi) permit Interest Periods with a duration other than three (3) months without the consent of each Lender directly affected thereby; or
(xii) amend or modify the definition of “Required Lenders” without the written consent of all the Lenders.
provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent in addition to the Lenders required hereinabove to take such action.
Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
Notwithstanding any of the foregoing to the contrary, the consent of the Borrower and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9).
Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (a) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (b) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.
Section 9.2 Notices.
(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
(i)	If to the Borrower or any other Credit Party:
Riviera Holdings Corporation
2901 Las Vegas Blvd. South
Las Vegas, Nevada 89109
Attention:      Executive Vice President of Finance
Telephone:    (702) 794-9527
Fax:               (702) 794-9442

with a copy to:

Riviera Holdings Corporation
2901 Las Vegas Blvd. South
Attention:      General Counsel
Telephone:    (702) 794-9504
Fax:                 (702) 794-9560
(ii)	If to the Administrative Agent:
Cantor Fitzgerald Securities
as Administrative Agent
110 East 59th Street
New York, NY 10022
Attention:      Stephen Ewald
Telephone:    212-829-5238
Fax:                 917-677-8224
with a copy to:
Cantor Fitzgerald Securities
as Administrative Agent
900 West Trade Street, Suite 725
Charlotte, NC 28202
Attention:      Bobbie Young
Telephone:    704-374-0574
Fax:                 646-390-1764
(iii)	if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph.
(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
Section 9.3 No Waiver; Cumulative Remedies.
No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Section 9.4 Survival of Representations and Warranties.
All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which all amounts owing hereunder and under any Notes have been paid in full.
Section 9.5 Payment of Expenses; Indemnity.
(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) and the fees, charges and disbursements of Wachtell, Lipton, Rosen & Katz as counsel for certain Lenders, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loans or the use or proposed use of the proceeds therefrom, (iii) actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any liability under Environmental Law related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, or willful misconduct of such Indemnitee or (B) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 9.5 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.
(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loans or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly and not later than ten (10) days after demand therefor.
(f) This Section 9.5 shall not apply to Taxes (Taxes being governed by Section 2.10).
Section 9.6 Successors and Assigns; Participations.
(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 9.6, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 9.6 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 9.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 9.6 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment (y) of the entire remaining amount of the assigning Lender’s Loans at the time owing to it, or (z) in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in paragraph (b)(i)(A) of this Section, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment in respect of a term facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned.
(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition, the consent of the Borrower (such consent not to be unreasonably withheld or delayed; it being understood that such consent shall be deemed to have been given in the event that the Borrower does not respond to the request for consent within five (5) Business Days thereof) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived in the discretion of the Administrative Agent), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.
(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Subsidiaries.
(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.8 and Section 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to Section 9.1 and directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.8, Section 2.9 and Section 2.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.6 as though it were a Lender.
(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.8, Section 2.9 and Section 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.10 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 2.10 as though it were a Lender.
(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.7 Right of Set-off; Sharing of Payments.
(a) If an Event of Default shall have occurred and be continuing, each Lender, and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant in accordance with the terms hereof.
(c) Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

Section 9.8 Table of Contents and Section Headings.
The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.
Section 9.9 Counterparts; Integration; Effectiveness; Electronic Execution.
(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective as provided in Section 4.1. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.
(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.10 Severability.
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 9.11 Integration.
This Agreement and the other Credit Documents represent the agreement of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower, the other Credit Parties, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.
Section 9.12 Governing Law.
This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 9.13 Consent to Jurisdiction; Service of Process and Venue.
(a) Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.
(b) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
(c) Venue. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
Section 9.14 Confidentiality.
Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or any action or proceeding relating to this Agreement, any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) (i) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) or (v) financing, funding or investing sources of existing or potential Lenders, assignees or Participants, subject to an agreement containing substantially the same as those of this Section, (h) with the consent of the Borrower or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to such Person or any of its Affiliates on a nonconfidential basis from a source other than the Borrower having, to such Person’s knowledge, no obligation of confidentiality to the Borrower or any of its Subsidiaries.
For purposes of this Section, “Information” shall mean all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender, as applicable, (a) from a Person having, to the recipient’s knowledge, no obligation of confidentiality to the Borrower or any of its Subsidiaries, (b) on a nonconfidential basis, and (c) prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.
Section 9.15 Acknowledgments.
The Borrower and the other Credit Parties each hereby acknowledges that:
(a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document; and
(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor.
Section 9.16 Waivers of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.17 Patriot Act Notice.
Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties, which information includes the name and address of the Borrower and the other Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.
Section 9.18 Resolution of Drafting Ambiguities.
Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
Section 9.19 Continuing Agreement.
This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, interest, fees and other Credit Party Obligations (other than those obligations that expressly survive the termination of this Credit Agreement) have been paid in full. Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Credit Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Borrower, deliver all the Collateral in its possession to the Borrower and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Credit Party Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Credit Party Obligations.
Section 9.20 Regulatory Matters.
(a) Colorado Gaming Approvals. The Borrower shall cause notice of the transactions contemplated by the Credit Documents to be provided to the Colorado Gaming Authorities prior to the Closing Date. The Colorado Gaming Authorities reserve the right to approve, require changes to or require the termination of any of the Credit Documents, including, but not limited to, if a Lender, the Administrative Agent, any Secured Party, any Participant or other person having an interest in the Credit Party Obligations is required to be found suitable and is not found suitable.

(b) Subject to Gaming Laws. Any other provision in this Agreement or any other Credit Document to the contrary notwithstanding, each of the Lenders, Administrative Agent and Secured Party acknowledges that (i) all provisions of this Agreement and the other Credit Documents relative to the Collateral are intended to be subject to all applicable mandatory provisions of the Gaming Laws and to be limited solely to the extent necessary to not render the provisions of this Agreement and the other Credit Documents invalid or unenforceable, in whole or in part; (ii) all rights, remedies and powers provided in this Agreement and the other Credit Documents relative to the Collateral, including, without limitation, with respect to the entry into and ownership and operation of any Casino at the Facilities, the possession or control of cashless wagering systems, mobile gaming systems, all other “gaming devices” or “gaming equipment” (as such terms or words of like import referring thereto are defined in the Gaming Laws), and alcoholic beverages and the transfer of gaming or liquor licenses, may be exercised only to the extent that the exercise thereof does not violate any Gaming Law and that any required Approvals (including prior Approvals) are obtained from the applicable Gaming Authorities; (iii) each shall cooperate with the Gaming Authorities in connection with the administration of their regulatory jurisdiction, including, without limitation, providing documents or information as may be requested by the Gaming Authorities relating to each of them; and (iv) each of them and their respective assignees and Participants are subject to being called forward by the Gaming Authorities, in their discretion, for licensing or finding of suitability or to file or provide other information in order to remain entitled to the benefits of the Credit Agreement and the other Credit Documents.
Section 9.21 Intercreditor Agreement and Security Documents. Each Lender hereunder (a) consents to the priority and/or subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as Second Priority Agent and the Security Documents as Administrative Agent, in each case, on behalf of such Lender. The foregoing provisions are intended as an inducement to the Lenders to extend credit and such Lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement

Section 9.22 Signature Pages. Pursuant to the Confirmation Order, each Lender party to this Agreement as of the date hereof, by virtue of (a) its affirmative vote to approve the Plan of Reorganization or (b) if such Lender shall have failed to vote with respect to, or shall have voted to reject, the Plan of Reorganization, its affirmative acceptance of the offer to participate in the Revolving Facility (as defined in the Series A Credit Agreement) and Term Loan, as the case may be, shall be deemed to have consented to the terms and provisions of the Credit Documents and shall be bound by the terms thereof as if it executed signature pages to those Credit Documents to which it is a party as of the date hereof.
ARTICLE X
GUARANTY
Section 10.1 The Guaranty.
In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder, each of the Guarantors hereby agrees with the Administrative Agent and the Lenders as follows: Subject to the provisions of Section 10.2(a), the Guarantors jointly and severally hereby irrevocably and unconditionally guarantee to the Lenders the due and punctual payment in full of all Credit Party Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) (collectively, the “Guaranteed Obligations”, and such guarantee, the “Guaranty”). The Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which the Lenders or the Administrative Agent may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower or any other Loan Party to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), the Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower or such other Loan Party, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower or such other Loan Party for such interest in the related bankruptcy proceeding) and all other Guaranteed Obligations then due and owing to the Lenders as aforesaid. All such payments shall be applied promptly from time to time in accordance with this Agreement.
Section 10.2 Limitation on Amount Guaranteed; Bankruptcy.
(a) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

(b) Each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrower to the Lenders whether or not due or payable by the Borrower upon the occurrence of any Bankruptcy Event and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.
(c) Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under Section 10.2(a) without impairing the Guaranty contained in Section 10.1 or affecting the rights and remedies of any Lender hereunder.
Section 10.3 Nature of Liability.
Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a) The Guaranty is a guarantee of payment when due and not of collectibility.
(b) Payment or performance by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid or performed. Without limiting the generality of the foregoing, if the Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay or perform the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations.

(c) The Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable (except to the extent enforcement may be limited by applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally) and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of any of the Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms of such Credit Document, agreement or instrument, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents); (v) any defenses, set-offs or counterclaims which the Borrower or any other Credit Party may assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (vi) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
Section 10.4 Independent Obligation.
The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.
Section 10.5 Authorization.
Each of the Guarantors authorizes the Administrative Agent and each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing the enforceability of the Guaranty or such Guarantor’s liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine, (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors and (e) to the extent otherwise permitted herein, release or substitute any Collateral.

Section 10.6 Reliance.
It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
Section 10.7 Waiver.
(a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or any Lender to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever. To the extent permitted by Section 40.495(2) of the Nevada Revised Statutes, each of the Guarantors waives the provisions of Nevada Revised Statutes Section 40.430. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party or any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations (other than contingent indemnity obligations). The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations (other than contingent indemnity obligations) have been paid in full. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.
(b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent or the Lenders now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations (other than contingent indemnity obligations) shall have been paid in full.
Section 10.8 Limitation on Enforcement.
The Lenders agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement. The Lenders further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.
Section 10.9 Confirmation of Payment.
The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations which are the subject of this Guaranty, confirm to the Borrower, the Guarantors or any other Person (at the request of the Borrower or any Guarantor) that such indebtedness and obligations have been paid, subject to the provisions of Section 10.2.
Section 10.10 Continuing Guaranty.
The Guaranty is a continuing guaranty and shall remain in effect until the Guaranty Termination Date. Each Guarantor hereby irrevocably waives any right to revoke the Guaranty as to future transactions giving rise to any Guaranteed Obligations.
Section 10.11 Rights Cumulative.
The rights, powers and remedies given to the Secured Parties by this Agreement are cumulative and shall be in addition to and independent of all rights, powers and remedies given to them by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay by the Administrative Agent or the Secured Parties in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

ARTICLE XI
SUBORDINATION OF INTERCOMPANY DEBT
Section 11.1 Subordination.
(a) General. Each of the Credit Parties agrees and covenants that the Intercompany Debt is and shall be subordinate in right and order of payment to the payment in full of the Credit Party Obligations on the terms and conditions set forth herein.
(b) Permitted Payments. Upon the occurrence and during the continuance of a Default or Event of Default, at the direction of the Administrative Agent, no Credit Party shall receive payments of interest, principal and other amounts on the Intercompany Debt until the Credit Party Obligations are paid in full or until otherwise agreed by the Administrative Agent or the Required Lenders.
Section 11.2 Priority and Payment of Proceeds in Certain Events.
(a) Insolvency or Dissolution of a Credit Party. Upon the occurrence of a Bankruptcy Event, all Credit Party Obligations shall first be paid in full before any Credit Party shall be entitled to receive any payment of the Intercompany Debt, unless otherwise agreed to by the Administrative Agent or the Required Lenders. Upon the occurrence of any Bankruptcy Event, any payment or distribution of assets of a Credit Party of any kind or character, whether in cash, property or securities to which a Credit Party would be entitled, except for the provisions of this Article XI, shall be made by such Credit Party or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the Administrative Agent for application (in the case of cash) to or as collateral (in the case of non-cash property or securities) for the payment in full of all Credit Party Obligations.
(b) Payments in General. No direct or indirect payment or distribution by or on behalf of a Credit Party in respect of the Intercompany Debt upon acceleration shall be made, and no other consideration in respect of the Intercompany Debt shall be given or received, in each case, to the extent prohibited by Section 11.1(b).
(c) Certain Payments Held in Trust. In the event that, notwithstanding the foregoing provisions prohibiting such payment or distribution or such giving or receipt of consideration, any Credit Party shall have received any payment or distribution or consideration in respect of the Intercompany Debt contrary to such provisions, then, and in such event, such payment or distribution or consideration shall be received and held in trust for the Lenders and shall be paid over or delivered to the Administrative Agent for application to or as collateral for the payment or prepayment of all Credit Party Obligations in full after giving effect to any concurrent payment or distribution to the Administrative Agent in respect of the Credit Party Obligations. No amount paid by any Credit Party to the holder or holders of the Intercompany Debt and paid over by the holder or holders of the Intercompany Debt to the holders of the Credit Party Obligations pursuant to this Article XI shall, as between any Credit Party and the holder or holders of the Intercompany Debt, be deemed to be a payment by any Credit Party to or on account of such Intercompany Debt.

Section 11.3 Restrictions on Actions by Credit Parties.
Until the Credit Party Obligations are paid in full, the Credit Parties shall not, without the prior written consent of the Administrative Agent, take any Collection Action with respect to the Intercompany Debt.
Section 11.4 Miscellaneous.
(a) The provisions of this Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Credit Party Obligations is rescinded or must otherwise be returned by the Lenders or any other recipient thereof, as the case may be, upon the insolvency, bankruptcy or reorganization of any Credit Party or otherwise, all as though such payment had not been made.
(b) No failure on the part of the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof of the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
(c) The provisions of this Article XI constitute a continuing agreement and shall (i) remain in full force and effect until the Credit Documents shall have been terminated and the Credit Party Obligations shall have been paid in full, (ii) be binding upon each of the Credit Parties and its successors and assigns and (iii) inure to the benefit of and be enforceable by the Administrative Agent and its respective successors, transferees and assigns.
(d) Notwithstanding the terms of this Article XI, the Administrative Agent or the Required Lenders shall have the right to waive the subordination terms of this Article XI and, upon the occurrence and during the continuance of a Default or Event of Default, require the Credit Parties to enforce the obligations under the Intercompany Debt in accordance with the terms thereof.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Series B Credit Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER: RIVIERA HOLDINGS CORPORATION, a Nevada corporation
By:	/s/ Tullio Marchionne
	Name:	Tullio Marchionne
	Title:	Secretary

GUARANTORS: RIVIERA OPERATING CORPORATION, a Nevada corporation
By:	/s/ Tullio Marchionne
	Name:	Tullio Marchionne
	Title:	Secretary

RIVIERA BLACK HAWK, INC., a Colorado corporation
By:	/s/ Tullio Marchionne
	Name:	Tullio Marchionne
	Title:	Secretary

CANTOR FITZGERALD SECURITIES, as Administrative Agent

By:	/s/ Stephen P. Ewald Name: Stephen P. Ewald
Title: Managing Director
[Signature Page to Series B Credit Agreement]

CANTOR FITZGERALD SECURITIES, as a Lender

By:	/s/ James Bond Name: James Bond Title: Chief Operating Officer
[Signature Page to Series B Credit Agreement]

J. P. MORGAN WHITEFRIARS INC., as a Lender

By:	/s/ Virginia R. Conway Name: Virginia R. Conway Title: Attorney-in-Fact
[Signature Page to Series B Credit Agreement]

CERBERUS SERIES FOUR HOLDINGS, LLC, as a Lender

By:	Cerberus Institutional Partners, L.P. — Series Four, its Managing Member

By:	Cerberus Institutional Associates, L.L.C., its General Partner

By:	/s/ Mark Neporent Name: Mark Neporent
Title: Senior Managing Director
[Signature Page to Series B Credit Agreement]

CONTINENTAL CASUALTY COMPANY, as a Lender

By:	/s/ Edward J. Lavin Name: Edward J. Lavin Title: Assistant Vice President
[Signature Page to Series B Credit Agreement]

FAMILY PARTNERS, LP, as a Lender

By:	/s/ Eric Houssels Name: Eric Houssels Title: General Partner
[Signature Page to Series B Credit Agreement]

STRATEGIC VALUE SPECIAL SITUATIONS MASTER FUND, L.P., as a Lender

By:	SVP Special Situations, LLC,
Its Investment Manager

By:	/s/ James L. Varley Name: James L. Varley
Title: Authorized Signature
[Signature Page to Series B Credit Agreement]

SCH/VIII BONDS, L.L.C., as a Lender

By:	/s/ Marcos Alvarado
Name: Marcos Alvarado Title: Vice President
[Signature Page to Series B Credit Agreement]

SCH/VIII BONDS II, L.L.C., as a Lender

By:	/s/ Marcos Alvarado Name: Marcos Alvarado Title: Vice President
[Signature Page to Series B Credit Agreement]

SCH/VIII BONDS III, L.L.C., as a Lender

By:	/s/ Marcos Alvarado Name: Marcos Alvarado Title: Vice President
[Signature Page to Series B Credit Agreement]

SCH/VIII BONDS IV, L.L.C., as a Lender

By:	/s/ Marcos Alvarado Name: Marcos Alvarado Title: Vice President
[Signature Page to Series B Credit Agreement]

CAI DISTRESSED DEBT OPPORTUNITY MASTER FUND, LTD. as a Lender

By:	/s/ Herbert E. Seif Name: Herbert E. Seif
Title: Managing Director, Citigroup Alternative Investments, LLC,
Its Investment Advisor

By:	/s/ James Duplessie
Name: James Duplessie
Title: Managing Director, Citigroup Alternative Investments, LLC,
Its Investment Advisor
[Signature Page to Series B Credit Agreement]

BANK OF AMERICA, N.A. as a Lender

By:	/s/ Erik S. Grossman Name: Erik S. Grossman Title: Vice President
[Signature Page to Series B Credit Agreement]

DESERT ROCK ENTERPRISES LLC, as a Lender

By:	/s/ Daniel Morrell Name: Daniel Morrell
Title: CFO
[Signature Page to Series B Credit Agreement]

D-STAR, LTD., as a Lender

By:	/s/ Herbert E. Seif Name: Herbert E. Seif
Title: Managing Director, Citigroup Alternative Investments, LLC
Its Investment Advisor

By:	/s/ James Duplessie
Name: James Duplessie Title: Managing Director, Citigroup Alternative Investments, LLC, Its Investment Advisor
[Signature Page to Series B Credit Agreement]

HOUSSELS FAMILY, LP, as a Lender

By:	/s/ Nancy Houssels Name: Nancy Houssels
Title: General Partner
[Signature Page to Series B Credit Agreement]

Q4 FUNDING, L.P., as a Lender

By: Star Spangled Sprockets, L.P., its general partner
By: Excalibur Domestic, LLC, its general partner

By:	/s/ Noel Nesser Name: Noel Nesser
Title: CFO & Treasurer
[Signature Page to Series B Credit Agreement]

SCHEDULE 1.1(a)
Initial Term Loan Percentages

Lender	Initial Term Loan Percentage
Bank of America, N.A.	4.542056797%
Cantor Fitzgerald Securities	0.000394962%
Cerberus Series Four Holdings LLC	14.978952302%
CAI Distressed Opportunity Master Fund, Ltd.	5.134104026%
D-Star Ltd.	2.369768764%
Desert Rock Enterprises LLC	10.796237224%
Family Partners Limited Partnership	0.131522166%
Houssels Family Limited Partnership	0.263439294%
J.P. Morgan Whitefriars Inc.	0.276473022%
Continental Casualty Company	2.962210955%
R2 Top Hat, LTD	6.171832152%
SCH/VII Bonds III, LLC	1.777326573%
SCH/VII Bonds IV, L.L.C.	4.937018257%
SCH/VII Bonds II, L.L.C.	8.392931038%
SCH/VII Bonds, L.L.C.	25.178793113%
Strategic Value Special Situations Master Fund LP	12.086939355%

Total	100%

SCHEDULE 1.1(b)
EXISTING INVESTMENTS
Riviera Holdings Corporation purchased shares in each of the following publicly traded gaming companies:

	Number of
Company	Shares	Certificate No.
Alliance Gaming	1	1277
Alliance Gaming	1	AG0509
Alliance Gaming	1	AGB0527
Alliance Gaming	1	AGB0917
Alliance Gaming	1	AGB1622
Alliance Gaming	1	AGB0351
American Enterprises	1	2885
Ameristar	1	5032
Ameristar	1	AC6557
Anchor Gaming	1	1321
Anchor Gaming	1	SD0244
Argosy	1	C1502
Aztar	1	A32711
Bally Gaming	1	B1438
Bally Manufacturing	1	BC136694
Bally Manufacturing	1	BC142922
Boardwalk	1	BC0351
Boomtown	1	SFU00792
Boyd	1	SD3265
Caesars World Inc	1	CWN118417
Capital Gaming	1	CG207
Casino America	1	A8528
Casino Magic	1	5732
Century Casinos	1	1376
Country World Casinos	1	6224
Crown Casino	1	CC6573
Elsinore	1	EL4476
Harrah’s	1	Unavailable
Harvey’s Casino	1	HC5173
Hilton Hotels	1	LS65328
Hilton Hotels	1	LS73775
Hollywood Casino	1	HWC0818
IGT	1	AZ55763
IGT	1	AZ30916
Jackpot Enterprises	1	NYC20443
Lady Luck	1	1769

	Number of
Company	Shares	Certificate No.
Lone Star Casino	1	C2199
MGM Grand	1	MGA8276
MGM Grand	1	MGA24964
Midway Games	1	MG1043
Mirage	1	114063
Mirage	1	NY86789
Mirage	1	NY95863
Monarch Casino	1	MC0474
Monarch Casino	1	MC0809
Nona Morelli II Inc.	1	6268
Players International	1	9577
President Riverboat	1	N1173
Primodonna	1	LU0363
Promus	1	NY46345
Resorts International	1	RI4886
Rio	1	MD6385
Sahara	1	NY0951
Sands Regent	1	SD2409
Showboat	1	LS11526
Shuffle Master	1	4500
Sodak Gaming	1	2099
Sodak Gaming	1	2291
Stations	1	SCC11036
Stratosphere	1	4100
Trump	1	17719
Video Lottery Technologies	1	VLC2082
WMS Industries	1	WMS1254

SCHEDULE 1.1(c)
EXISTING LIENS

Secured
Credit Party	State	Party	Collateral	Filing or Lien Info

Riviera Operating Corporation	Nevada	WMS Gaming, Inc.	Gaming devices with top boxes, as more specifically identified with a name plate bearing the words “WMS Gaming” and related equipment and inventory to service such games	File Date: 9/17/2008 UCC File No.: 2008028714-3

Riviera Operating Corporation	Nevada	General Electric Capital Corp.	Equipment lease (Equipment Lease Agreement No. 7568696-002	File Date: 10/13/2008 UCC File No.: 2008031604-5

Riviera Black Hawk, Inc.	Colorado	Aristocrat Technologies, Inc.	Gaming devices and related signage and equipment	File Date: 4/3/2006 UCC File No.: 2006031590

Riviera Black Hawk, Inc.	Colorado	Shuffle Master Inc.	1 Three Card Poker Table; 1 Three Card Poker Edge Lit Sign; all equipment sold/leased pursuant to sales/lease agreement dated July 18, 2006	File Date: 8/8/2006 UCC File No.: 20062076886

Riviera Black Hawk, Inc.	Colorado	General Electric Capital Corp.	Equipment lease (Equipment Lease Agreement No. 7568612-001	File Date: 4/14/2008 UCC File No.: 2008F038163

Riviera Black Hawk, Inc.	Colorado	WMS Gaming, Inc.	Gaming devices with top boxes, as more specifically identified with a name plate bearing the words “WMS Gaming” and related equipment and inventory to service such games	File Date: 6/16/2008 UCC File No.: 2008F092809

Riviera Black Hawk, Inc.	Colorado	Aristocrat Technologies, Inc.	Gaming devices and related signage and equipment	File Date: 7/08/2010 UCC File No.: 2010F055600

Riviera Holdings Corporation	Nevada	State Gaming Control Board	$25,000 deposit arrangement for the purpose of funding investigative reviews by the State Gaming Board for compliance with the terms of the Seventh Revised Order of Registration	File Date: N/A UCC File No.: N/A

SCHEDULE 3.3
JURISDICTIONS OF ORGANIZATION

Credit Party	Jurisdiction of Organization
Riviera Holdings Corporation	Nevada
Riviera Operating Corporation	Nevada
Riviera Black Hawk, Inc.	Colorado

SCHEDULE 3.12
SUBSIDIARIES, JOINT VENTURES AND PARTNERSHIPS
Subsidiaries:

Subsidiary	Outstanding Equity Interests

Riviera Operating Corporation	1,000 shares, constituting 100% of common stock held by Riviera Holdings Corporation

Riviera Black Hawk, Inc.	1,000 shares, constituting 100% of common stock held by Riviera Operating Corporation
Joint Ventures:
None
Partnerships:
None
Options/Warrants:
Penny warrants issued by Riviera Holdings Corporation to purchase up to 10% of the Class B Shares (as defined in the Plan of Reorganization) on a fully diluted basis

SCHEDULE 3.16
INTELLECTUAL PROPERTY
I. Copyrights / Copyright Licenses
United States Registrations:

Federal /
Owner	Registration Number	Registration Date	State	Name/Title

Riviera Operating Corporation	TX 4-559-216	5/7/1997	Federal	$40 for $20 Rules and Regulations

Riviera Operating Corporation	VA 1-003-272	9/10/1999	Federal	CRAZY GIRLS – Bronze Sculpture (also listed under No Ifs, Ands Or . . . . Statue)

Riviera Operating Corporation	VA 984-713	8/19/1999	Federal	No Ifs, Ands Or . . . . Poster

Riviera Operating Corporation	TX 5-597-284	10/22/2002	Federal	Quick Pick 7 Rules & Regulations
United States Applications:
None.
Other Registrations:
None.
Other Applications:
None.
Licenses:
None.
II. Patent / Patent Licenses
None.
III. Trademark / Trademark Licenses
United States Registrations:

Federal /
Owner	Registration Number	Registration Date	State	Name/Title
Riviera Operating Corporation	2,237,993	4/13/1999	Federal	$40 for $20
Riviera Operating Corporation	SM00280584	6/19/2000	Nevada	$40 for $20
Riviera Operating Corporation	SM002800583	6/19/2000	Nevada	$40 of Slot Play for $20
Riviera Operating Corporation	E0193762007-3	2/14/2007	Nevada	An Original Las Vegas Experience

Federal /
Owner	Registration Number	Registration Date	State	Name/Title
Riviera Operating Corporation	E0193812007-0	2/14/2007	Nevada	An Original Las Vegas Experience
Riviera Operating Corporation	E0193822007-1	2/14/2007	Nevada	An Original Las Vegas Experience
Riviera Operating Corporation	E0718412006-6	9/21/2006	Nevada	CLUB RIVIERA
Riviera Operating Corporation	E0718422006-7	9/21/2006	Nevada	CLUB RIVIERA
Riviera Operating Corporation	E0718442006-9	9/21/2006	Nevada	CLUB RIVIERA
Riviera Operating Corporation	SM00270702	9/8/1999	Nevada	Comedy Club Logo (design only)
Riviera Operating Corporation	2,190,249	9/22/1998	Federal	The Entertainment Center of Las Vegas
Riviera Operating Corporation	SM00360875	11/15/2004	Nevada	FREE SLOT PLAY
Riviera Operating Corporation	E0227812007-1	3/29/2007	Nevada	IT'S WHAT YOU WANT
Riviera Operating Corporation	E0277902007-2	3/29/2007	Nevada	IT'S WHAT YOU WANT
Riviera Operating Corporation	E0227932007-5	3/29/2007	Nevada	IT'S WHAT YOU WANT
Riviera Operating Corporation	2,527,890	1/8/2002	Federal	Jack Pots
Riviera Operating Corporation	00270278	12/17/1998	Nevada	Jackpots Galore
Riviera Operating Corporation	E0687832005-7	6/6/1995	Nevada	Laughing Microphone with Glasses: design
Riviera Operating Corporation	E0687852005-9	6/6/1995	Nevada	Laughing Microphone with Glasses: design
Riviera Operating Corporation	2,527,889	1/8/2002	Federal	Loosie Slots
Riviera Operating Corporation	2,547,701	3/12/2002	Federal	Loosie Slots
Riviera Operating Corporation	SM00280697	8/4/2000	Nevada	More Winners More Often
Riviera Operating Corporation	2,249,207	6/1/1999	Federal	Nickel Heaven
Riviera Operating Corporation	SM00300706	2/24/1998	Nevada	Nickel Heaven
Riviera Operating Corporation	SM00330456	7/27/2005 (renewal date)	Nevada	No If’s, And’s, Or. . .

Federal /
Owner	Registration Number	Registration Date	State	Name/Title
Riviera Operating Corporation	SM00270683	6/18/1999 (renewal date)	Nevada	No If’s, And’s, Or
Riviera Operating Corporation	SM00280813	9/6/2000	Nevada	R: design
Riviera Operating Corporation	SM00340279	10/3/2001	Nevada	Rack-N-Roll
Riviera Operating Corporation	SM00340280	10/3/2001	Nevada	Rack-N-Roll
Riviera Operating Corporation	SM00340281	10/3/2001	Nevada	Rack-N-Roll
Riviera Operating Corporation	SM00340439	1/11/2002	Nevada	Rack-N-Roll Players Club
Riviera Operating Corporation	SM00340440	1/11/2002	Nevada	Rack-N-Roll Players Club
Riviera Operating Corporation	SM00340441	1/11/2002	Nevada	Rack-N-Roll Players Club
Riviera Operating Corporation	2,090,347	8/26/1997	Federal	Riviera
Riviera Operating Corporation	2,297,193	12/7/1999	Federal	Riviera
Riviera Operating Corporation	2,389,433	9/26/2000	Federal	Riviera (logo — Stylized)
Riviera Operating Corporation	SM00340309	10/12/2001	Nevada	Riviera (stylized) w/design
Riviera Operating Corporation	TN00340310	10/12/2001	Nevada	Riviera (stylized) w/design
Riviera Operating Corporation	SM00340312	10/12/2001	Nevada	Riviera (stylized lettering)
Riviera Operating Corporation	TN00340311	10/12/2001	Nevada	Riviera (stylized lettering)
Riviera Operating Corporation	SM00270841	10/19/1999	Nevada	Riviera Comedy Club (with design)
Riviera Operating Corporation	30691532005-7	12/29/1999	Nevada	Riviera Comedy Club Las Vegas’ Original Comedy Showcase
Riviera Operating Corporation	E0691562005-0	12/29/1999	Nevada	Riviera Comedy Club Las Vegas’ Original Comedy Showcase
Riviera Operating Corporation	1,964,935	4/2/1996	Federal	Splash
Riviera Operating Corporation	E0719032006-1	9/21/2006	Nevada	The Clear Choice for Players
Riviera Operating Corporation	E0719052006-3	9/21/2006	Nevada	The Clear Choice for Players
Riviera Operating Corporation	E0719062006-4	9/21/2006	Nevada	The Clear Choice for Players

Federal /
Owner	Registration Number	Registration Date	State	Name/Title
Riviera Operating Corporation	E0776282006-9	10/16/2006	Nevada	Versailles Theatre
Riviera Operating Corporation	E0776262006-7	10/16/2006	Nevada	Versailles Theatre
Riviera Operating Corporation	E0776212006-2	10/16/2006	Nevada	Versailles Theatre
Riviera Operating Corporation	SM00330356	10/18/2000	Nevada	Win More Play longer w/design
Riviera Operating Corporation	SM00350194	12/18/2002	Nevada	You Could Win Millions
Riviera Operating Corporation	SM00350195	12/18/2002	Nevada	You Could Win Millions
Riviera Operating Corporation	SM00350196	12/18/2002	Nevada	You Could Win Millions
Riviera Operating Corporation	SM00330118	7/19/2000	Nevada	Your a Guaranteed Winner
Riviera Holdings Corporation	SM00260393	6/30/1993	Nevada	Kady’s
Riviera Holdings Corporation	SM00260394	6/30/1993	Nevada	Kristofer’s
Riviera Holdings Corporation	SM02600392	6/30/1993	Nevada	Ristorante Italiano
Riviera Holdings Corporation	SM00260396	6/30/1993	Nevada	Rivco Advertising
Riviera Holdings Corporation	SM00260390	6/30/1993	Nevada	Riviera Hotel & Casino
Riviera Holdings Corporation	TN00260386	6/30/1993	Nevada	Versailles Room
Riviera Holdings Corporation	SM002600397	6/30/1993	Nevada	World's Fare Buffet
Riviera Black Hawk, Inc.	20011243477	12/24/2001	Colorado	Live At The RIV
Riviera Black Hawk, Inc.	19991161802	8/27/1999	Colorado	Red Rose Café
Riviera Black Hawk, Inc.	19991186213	10/5/1999	Colorado	Riviera Black Hawk Casino
Riviera Black Hawk, Inc.	19991232113	12/13/1999	Colorado	Riviera Grand Ballroom
Riviera Black Hawk, Inc.	19991235474	12/15/1999	Colorado	The Coffee Bean
Riviera Black Hawk, Inc.	20081496178	9/6/2008	Colorado	Win AT The Riv

United States Applications:

Owner	Application Number	Application Date	Federal / State	Name/Title
Riviera Operating Corporation	Entity No. E0586842010-3	11/23/2010	Nevada	BOTTOMS UP JACKPOT
Riviera Operating Corporation	Entity No. E0586852010-4	11/23/2010	Nevada	BOTTOMS UP JACKPOT
Other Registrations:
None.
Other Applications:
None.
Licenses:
None.

SCHEDULE 3.19(a)
PROPERTIES
Riviera Holdings Corporation

Owned: Leased: Operated:	2901 Las Vegas Boulevard South, Las Vegas, NV 89109, Clark County N/A N/A
Riviera Operating Corporation

Owned: Leased: Operated:	N/A N/A 2901 Las Vegas Boulevard South, Las Vegas, NV 89109, Clark County
Riviera Black Hawk, Inc.

Owned: Leased: Operated:	444 Main Street, Black Hawk, CO 80422, Gilpin County N/A 444 Main Street, Black Hawk, CO 80422, Gilpin County

SCHEDULE 3.19(b)
TANGIBLE PERSONAL PROPERTY
Riviera Operating Corporation & Riviera Holdings Corporation
1.	2901 Las Vegas Blvd South Las Vegas, NV 89109 Clark County

2.	Southwest Data Protection, Inc. 4312 East Alexander Road Las Vegas, NV 89115 Clark County (IT -data storage)
Riviera Black Hawk Corporation
1.	444 Main Street PO Box 9 Black Hawk, CO 80422 Gilpin County

2.	Iron Mountain 8879 Fox Drive Thornton, CO 80260 Adams County (IT data storage)

SCHEDULE 3.19(c)
LOCATION OF COLLATERAL
Riviera Holdings Corporation
State Incorporated: Nevada
Nevada Secretary of State File No.: 749-93
Federal Tax ID No.: 88-0296885
Chief Executive Office: 2901 Las Vegas Boulevard South, Las Vegas, NV 89109
Principal Place of Business: 2901 Las Vegas Boulevard South, Las Vegas, NV 89109
Riviera Operating Corporation
State Incorporated: Nevada
Nevada Secretary of State File No.: 751-93
Federal Tax ID No.: 88-0296874
Chief Executive Office: 2901 Las Vegas Boulevard South, Las Vegas, NV 89109
Principal Place of Business: 2901 Las Vegas Boulevard South, Las Vegas, NV 89109
Riviera Black Hawk, Inc.
State Incorporated: Colorado
Colorado Secretary of State File No.: 19971131443 C
Federal Tax ID No.: 86-0886265
Chief Executive Office: 2901 Las Vegas Boulevard South, Las Vegas, NV 89109
Principal Place of Business: 444 Main Street, Black Hawk, CO 80422

SCHEDULE 3.19(d)
MORTGAGED PROPERTIES
Riviera Holdings Corporation
2901 Las Vegas Boulevard South
Las Vegas, NV 89109
Clark County
Riviera Black Hawk, Inc.
444 Main Street
Black Hawk, CO 80422
Gilpin County

SCHEDULE 3.22
LABOR MATTERS
Collective Bargaining Agreements:
•	Local Joint Executive Board of Las Vegas (Culinary Worker’s Union Local 226) (Bartenders Union Local 165)

•	Musicians Union of Las Vegas

•	I.A.T.S.E. Local 720

•	International Brotherhood of Electrical Workers Local 357

•	International Brotherhood of Painters & Allied Trades Local 159

•	United Brotherhood of Carpenters & Joiners Local 1780

•	International Union of Operating Engineers Local 501

•	Professional, Clerical and Miscellaneous Employees Teamster Local 995 (Front End)

•	Professional Clerical and Miscellaneous Employees Teamster Local 995 (Back End)
ROC pays certain funds to health, welfare and various benefits plans of the above-listed unions for employees represented by such unions.
Multiemployer Plans:

•	PPO insurance	ROC/RBH
•	Dental insurance	ROC/RBH
•	Vision insurance	ROC/RBH
•	Life Insurance/Disability (Short Term)	ROC/RBH
•	AFLAC/125 Caf. Plan	ROC/RBH
•	Exec. Life Ins.	ROC/RBH

SCHEDULE 3.25
INSURANCE

Name of	Type of
Insured	Coverage	Limits	Expiration Date	Carrier	Policy No.
Riviera Holdings Corporation	Fiduciary Liability	$1,000,000 aggregate SIR $50,000 each claim	3/16/2010 — 3/16/2011	Continental Casualty Company	287511547

Riviera Holdings Corporation	Directors & Officers Liability (Primary Layer)	$5,000,000	12/01/2009 — 11/01/2011	National Union Fire Company of Pittsburg Pennsylvania	01-406-39-59

Riviera Holdings Corporation	Directors & Officers Liability (1st Excess)	$5,000,000 Excess of $5,000,000	12/01/2009 — 11/01/2011	XL Specialty Insurance Company	ELU119341-10

Riviera Holdings Corporation	Directors & Officers Liability (2nd Excess)	$5,000,000 Excess of $10,000,000	12/01/2009 — 11/01/2011	Continental Casualty Company	286992983

Riviera Holdings Corporation	Directors & Officers Liability (3rd Excess)	$5,000,000 Excess of $15,000,000	12/01/2009 — 11/01/2011	XL Specialty Insurance Company	ELU119343-10

Riviera Holdings Corporation & Subsidiaries	Casualty Insurance Policies	Please see Exhibit to Schedule 3.25	6/30/2010 — 6/30/2011	Please see Exhibit to Schedule 3.25	Please see Exhibit to Schedule 3.25

SCHEDULE 6.1(b)
EXISTING INDEBTEDNESS
Riviera Operating Corporation — Capital Lease (General Electric Capital Corp.) — $221,556.00
Riviera Black Hawk, Inc. — Capital Lease (General Electric Capital Corp.) — $23,880.00
Riviera Black Hawk, Inc. — Capital Lease (Shuffle Master Inc.) — $34,891.00

SCHEDULE 6.11
SERIES B TERM LOAN BUDGET
See attached

EXHIBIT 1.1(A)
[FORM OF]
ACCOUNT DESIGNATION NOTICE

TO:	Cantor Fitzgerald Securities, as Administrative Agent

RE:	Series B Credit Agreement, dated as of April 1, 2011 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement), by and among Riviera Holdings Corporation, a Nevada corporation (the “Borrower”), the certain Domestic Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the banks and other financial institutions from time to time party thereto (the “Lenders”), and Cantor Fitzgerald Securities, as Administrative Agent for the Lenders (the “Administrative Agent”)

DATE :	[Date]
The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account, unless the Borrower shall designate, in writing to the Administrative Agent, one or more other accounts:

Bank Name: [ ]
ABA Routing Number: [ ]
Account Number: [ ]
[TO BE COMPLETED BY BORROWER]
This Account Designation Notice may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.
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RIVIERA HOLDINGS CORPORATION, a Nevada corporation
By:
Name:
Title:

EXHIBIT 1.1(B)
[FORM OF]
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]1 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

[1]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.	Borrower:	Riviera Holdings Corporation, a Nevada corporation.

4.	Administrative Agent:	Cantor Fitzgerald Securities, as the administrative agent under the Credit Agreement.

5.	Credit Agreement:	Series B Credit Agreement, dated as of [___________] [ ___________], 2011, by and among Riviera Holdings Corporation, a Nevada corporation, the certain Domestic Subsidiaries of the Borrower from time to time party thereto, the banks and other financial institutions from time to time party thereto, and Cantor Fitzgerald Securities, as Administrative Agent for the Lenders

6.	Assigned Interest[s]:

Aggregate
			Amount of	Amount of	Percentage
		Facility	Loans for all	Loans	Assigned of
Assignor[s]	Assignee[s]	Assigned	Lenders	Assigned	Loans
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date:	][2]

Effective Date: , 20 .
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[2]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S] [NAME OF ASSIGNOR]
By:
Title:
[Signature Page to Assignment and Acceptance]

ASSIGNEE[S] [NAME OF ASSIGNEE]
By:
Title:
[Signature Page to Assignment and Acceptance]

[Consented to and] Accepted:
CANTOR FITZGERALD SECURITIES, as
Administrative Agent

By
Title:
[Signature Page to Assignment and Acceptance]

[Consented to:]
[NAME OF RELEVANT PARTY]

[By
	Title:	]
[Signature Page to Assignment and Acceptance]

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.6(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.6(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT 1.1(C)
[FORM OF]
JOINDER AGREEMENT
THIS JOINDER AGREEMENT (this “Agreement”), dated as of [                    , ________], is by and among [                                                              , a                                                                ] (the “Subsidiary Guarantor”), Riviera Holdings Corporation, a Nevada corporation (the “Borrower”), and Cantor Fitzgerald Securities, in its capacity as administrative agent (in such capacity, the “Administrative Agent”) under that certain Series B Credit Agreement, dated as of April 1, 2011 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”), by and among the Borrower, the certain Domestic Subsidiaries of the Borrower from time to time party thereto (collectively the “Guarantors”), the banks and other financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.
The Credit Parties are required by Section 5.09 of the Credit Agreement to cause the Subsidiary Guarantor to become a “Guarantor” thereunder.
Accordingly, the Subsidiary Guarantor and the Borrower hereby agree as follows with the Administrative Agent, for the benefit of the Lenders:
1. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to and a “Guarantor” under the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to a Guarantor contained in the applicable Credit Documents, including without limitation (a) all of the representations and warranties set forth in Article III of the Credit Agreement and (b) all of the affirmative and negative covenants set forth in Articles V and VI of the Credit Agreement.
2. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to the Series B Security Agreement, and shall have all the rights and obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Series B Security Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Series B Security Agreement.
3. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to the Series B Pledge Agreement, and shall have all the rights and obligations of a “Pledgor” thereunder as if it had executed the Series B Pledge Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all the terms, provisions and conditions contained in the Series B Pledge Agreement.

4. The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and each Security Document and the schedules and exhibits thereto.
5. The Borrower confirms that the Credit Agreement is, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor the term “Credit Party Obligations,” as used in the Credit Agreement, shall include all obligations of the Subsidiary Guarantor under the Credit Agreement and under each other Credit Document.
6. Each of the Borrower and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts as the Administrative Agent may reasonably request in accordance with the terms and conditions of the Credit Agreement and in each other Credit Document in order to effect the purposes of this Agreement.
7. This Agreement (a) may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract and (b) may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.
8. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The terms of Sections 9.13 and 9.16 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.
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IN WITNESS WHEREOF, each of the Borrower and the Subsidiary Guarantor has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

SUBSIDIARY GUARANTOR:	[SUBSIDIARY GUARANTOR]

By:

Name:

Title:

BORROWER:	RIVIERA HOLDINGS CORPORATION, a Nevada corporation

By:

Name:

Title:

Acknowledged, accepted and agreed:

CANTOR FITZGERALD SECURITIES, as Administrative Agent

By:

Name:

Title:

[Signature Page to Joinder Agreement]

Schedule A
Schedules to Credit Agreement and Security Documents
[TO BE COMPLETED BY BORROWER]

EXHIBIT 1.1(D)
[FORM OF]
NOTICE OF BORROWING

TO:	Cantor Fitzgerald Securities, as Administrative Agent

RE:	Series B Credit Agreement, dated as of [_______] [_______], 2011 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement), by and among Riviera Holdings Corporation, a Nevada corporation (the “Borrower”), the certain Domestic Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the banks and other financial institutions from time to time party thereto (the “Lenders”), and Cantor Fitzgerald Securities, as Administrative Agent for the Lenders (the “Administrative Agent”)

DATE:	[Date]
Pursuant to Section 2.1(f) of the Credit Agreement, the Borrower hereby requests the following (the “Proposed Borrowing”):
Term Loan to be made as follows:

Interest
		Interest	Period
		Rate	(one, two, three or six
		(Alternate Base Rate/	months —
Date[1]	Amount	LIBOR Rate)	for LIBOR Rate only)
$20,000,000.00
The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account, unless the Borrower shall designate, in writing to the Administrative Agent, one or more other accounts:
Bank Name: [                                          ]
ABA Routing Number: [                     ]
Account Number: [                      ]
This Notice of Borrowing may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.
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[1]	Insert date of the Closing Date.

RIVIERA HOLDINGS CORPORATION, a Nevada corporation
By:
Name:
Title:

EXHIBIT 2.1(e)
[FORM OF]
TERM LOAN NOTE
[Date]
FOR VALUE RECEIVED, the undersigned, RIVIERA HOLDINGS CORPORATION, a Nevada corporation (the “Borrower”) hereby unconditionally promises to pay, on the Maturity Date (as defined in the Credit Agreement referred to below), to [                                        ] or its registered assigns (the “Lender”) at the time and location specified in the Credit Agreement referred to below, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the Term Loan made by the Lender to the undersigned pursuant to Section 2.1 of the Credit Agreement referred to below. The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof and, to the extent permitted by law, accrued interest in respect hereof from time to time from the date hereof until payment in full of the principal amount hereof and accrued interest hereon, at the rates and on the dates set forth in the Credit Agreement.
The holder of this Term Loan Note is authorized to endorse the date and amount of each payment of principal and interest with respect to the Term Loan evidenced by this Term Loan Note on Schedule A annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed (absent error); provided, however, that the failure to make any such endorsement shall not affect the obligations of the undersigned under this Term Loan Note.
This Term Loan Note is one of the Term Loan Notes referred to in the Series B Credit Agreement, dated as of April 1, 2011 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement), by and among Riviera Holdings Corporation, a Nevada corporation (the “Borrower”), the certain Domestic Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the banks and other financial institutions from time to time party thereto (the “Lenders”), and Cantor Fitzgerald Securities, as Administrative Agent for the Lenders (the “Administrative Agent”), and the holder is entitled to the benefits thereof.
Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Loan Note shall become, or may be declared to be, immediately due and payable, all as provided therein. In the event this Term Loan Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys’ fees, as and to the extent set forth in the Credit Agreement.
All parties now and hereafter liable with respect to this Term Loan Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
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RIVIERA HOLDINGS CORPORATION, a Nevada corporation
By:
Name:
Title:
[Signature Page to Term Loan Note]

SCHEDULE A
LOANS AND PAYMENTS OF PRINCIPAL

Principal
	Amount				Paid
	of	Interest	Interest	Maturity	or	Principal	Notation
Date	Loan	Rate	Period	Date	Converted	Balance	Made By

EXHIBIT 4.1(B)
[FORM OF]
OFFICER’S CERTIFICATE
[INSERT NAME OF CREDIT PARTY]
Pursuant to (a) Section 4.1(b) of the Series A Credit Agreement, dated as of April 1, 2011 (as amended, modified, extended, restated, replaced or supplemented from time to time, the “Series A Credit Agreement”), by and among Riviera Holdings Corporation, a Nevada corporation, as borrower [(the “Company”)][(“RHC”)], Riviera Black Hawk, Inc., a Colorado corporation [(“RBH”)][(the “Company”)] and Riviera Operating Corporation, a Nevada corporation [(“ROC”)][(the “Company”)], as guarantors, the banks and other financial institutions from time to time party thereto (the “Series A Lenders”) and Cantor Fitzgerald Securities, as administrative agent for the Lenders (the “Series A Agent”), and (b) Section 4.1(b) of the Series B Credit Agreement, dated as of April 1, 2011 (as amended, modified, extended, restated, replaced or supplemented from time to time, the “Series B Credit Agreement”), by and among the Company, as borrower, RBH and ROC, as guarantors, the banks and other financial institutions from time to time party thereto (the “Series B Lenders”, and together with the Series A Lenders, the “Lenders”) and Cantor Fitzgerald Securities, as administrative agent for the Lenders (the “Series B Agent”, and together with the Series A Agent, the “Agents”), the undersigned, [_______], as Secretary of the Company, hereby certifies to each of the Agents as follows:
ARTICLE II Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Series A Credit Agreement.
ARTICLE III Attached hereto as Exhibit A is a true and complete copy of the Amended and Restated Articles of Incorporation of the Company and all amendments thereto as in effect on the date hereof.
ARTICLE IV Attached hereto as Exhibit B is a true and correct copy of the Bylaws of the Company and all amendments thereto as in effect on the date hereof.
ARTICLE V Attached hereto as Exhibit C is a true and correct copy of the Unanimous Written Consent of the Board of Directors of the Company (the “Board”), dated as of April 1, 2011 (the “Consent”). Such Consent contains the resolutions duly adopted by the Board with regard to and approving the Series A Credit Agreement, the Series B Credit Agreement, the Credit Documents (as such term is defined in each of the Series A Credit Agreement and the Series B Credit Agreement) and the transactions contemplated thereby. Such resolutions set forth in the Consent have not in any way been rescinded or modified and have been in full force and effect since their adoption to and including the date hereof, and such resolutions are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.
ARTICLE VI Attached hereto as Exhibit D are true and correct copies of the certificate of good standing, existence or its equivalent with respect to the Company certified as of a recent date by the appropriate Governmental Authority of the state of incorporation or organization of the Company.

ARTICLE VII The following persons are the duly elected and qualified officers of the Company, holding the offices indicated next to their names below on the date hereof, and the signatures appearing opposite the names of the officers below are their true and genuine signatures, and each of such officers is duly authorized to execute and deliver on behalf of the Company, the Series A Credit Agreement, the Series B Credit Agreement and the other Credit Documents to be entered into pursuant to the Series A Credit Agreement or the Series B Credit Agreement, as applicable:

Name	Office	Signature

This Certificate may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original document and the signatures thereon to be original signatures.
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2

IN WITNESS WHEREOF, I hereunder execute this Officer’s Certificate as of April [_______], 2011.

Name:
Title:	Secretary
I, [__________], the [__________] of the Company, hereby certify that [__________] is the duly elected and qualified Secretary of the Company and that his or her true and genuine signature is set forth above.
Dated: April [__________], 2011

Name:
Title:	[________]
[Signature Page to Officer’s Certificate]

Exhibit A
[Amended and Restated] Articles of Incorporation and
Amendments

Exhibit B
[Amended and Restated] Bylaws and Amendments

Exhibit C
Consent of the Board of Directors

Exhibit D
Certificate of Good Standing

EXHIBIT 4.1(d)
[FORM OF]
SOLVENCY CERTIFICATE

TO:	Cantor Fitzgerald Securities, as Administrative Agent

RE:	Series B Credit Agreement, dated as of [_____] [_____], 2011 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement), by and among Riviera Holdings Corporation, a Nevada corporation (the “Borrower”), the certain Domestic Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the banks and other financial institutions from time to time party thereto (the “Lenders”), and Cantor Fitzgerald Securities, as Administrative Agent for the Lenders (the “Administrative Agent”)

DATE :	[Date]
The undersigned chief financial officer of Riviera Holdings Corporation, a Nevada corporation (the “Borrower”), is familiar with the properties, businesses, assets and liabilities of the Credit Parties and is duly authorized to execute this certificate on behalf of the Borrower and the Credit Parties.
The undersigned certifies that the undersigned has made such investigation and inquiries as to the financial condition of the Credit Parties as the undersigned deems necessary and prudent for the purpose of providing this Certificate.
The undersigned certifies that, both before and after giving effect to the Transactions:
(a) Each of the Credit Parties is solvent and is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business.
(b) The fair saleable value of each Credit Party’s assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to the Credit Agreement.
(c) None of the Credit Parties has unreasonably small capital in relation to the business in which it is or proposed to be engaged.
(d) None of the Credit Parties has incurred, or believes that it will incur debts beyond its ability to pay such debts as they become due.

(e) In executing the Credit Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted.
This Certificate may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

RIVIERA HOLDINGS CORPORATION, a Nevada corporation
By:
Name:
Title:

[Signature Page to Solvency Certificate]

EXHIBIT 5.2(B)
[FORM OF]
OFFICER’S COMPLIANCE CERTIFICATE

TO:	Cantor Fitzgerald Securities, as Administrative Agent

RE:	Series B Credit Agreement, dated as of [ ] [_____], 2011 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement), by and among Riviera Holdings Corporation, a Nevada corporation (the “Borrower”), the certain Domestic Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the banks and other financial institutions from time to time party thereto (the “Lenders”), and Cantor Fitzgerald Securities, as Administrative Agent for the Lenders (the “Administrative Agent”)

DATE :	[Date]
For the fiscal [quarter] [year] ended [                                        ,                     ].
The undersigned hereby certifies on behalf of the Credit Parties that, to the best of his/her knowledge, with respect to the Credit Agreement:
[(a) Attached hereto on Exhibit A is a certificate of the independent certified public accountants reporting on the financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate.]1
(b) The financial statements delivered for the fiscal period referred to above present fairly the financial position of the Borrower and its Subsidiaries, for the period indicated above, in conformity with GAAP applied on a consistent basis.
(c) Each of the Credit Parties during the period indicated above observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Credit Agreement to be observed, performed or satisfied by it.
(d) I have obtained no knowledge of any Default or Event of Default under the Credit Agreement;2

[1]	To be provided annually.

[2]	If a Default or Event of Default shall have occurred, an explanation of such Default or Event of Default shall be provided on a separate page attached hereto together with an explanation of the action taken or proposed to be taken by the Borrower with respect thereto.

(e) To the extent applicable, attached hereto on Schedule A are calculations in reasonable detail demonstrating compliance by the Credit Parties with the financial covenants contained in Section 6.15 of the Credit Agreement as of the last day of the fiscal period referred to above.
(f) Attached hereto on Schedule B is a list of all Unrestricted Subsidiaries. Each subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary.
(g) [Attached hereto on Schedule C is an updated copy of Schedule 3.3 to the Credit Agreement.]3
(h) [Attached hereto on Schedule D is an updated copy of Schedule 3.12 to the Credit Agreement.]4
(i) [Attached hereto on Schedule E is an updated copy of Schedule 3.16 to the Credit Agreement.]5
This Certificate may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[3]	Attach Schedule C if the Borrower or any of its Subsidiaries has formed or acquired a new Subsidiary since the Closing Date or since Schedule 3.3 to the Credit agreement was last updated.

[4]	Attach Schedule D if the Borrower or any of its Subsidiaries has formed or acquired a new Subsidiary since the Closing Date or since Schedule 3.12 to the Credit agreement was last updated.

[5]	Attach Schedule E if the Borrower or any of its Subsidiaries has acquired any new Intellectual Property since the Closing Date or since Schedule 3.16 to the Credit agreement was last updated.

RIVIERA HOLDINGS CORPORATION, a Nevada corporation
By:
Name:
Title:

[Signature Page to Officer’s Compliance Certificate]

[EXHIBIT A
ACCOUNTANT CERTIFICATE]
See Attached.

SCHEDULE A
FINANCIAL COVENANT CALCULATIONS
[TO BE COMPLETED BY BORROWER]
LOANS AND PAYMENTS OF PRINCIPAL

Principal
	Amount				Paid
	of	Interest	Interest	Maturity	or	Principal	Notation
Date	Loan	Rate	Period	Date	Converted	Balance	Made By

SCHEDULE B
Unrestricted Subsidiaries
[TO BE COMPLETED BY BORROWER]

SCHEDULE C
SCHEDULE 3.3 TO CREDIT AGREEMENT
[TO BE COMPLETED BY BORROWER]

SCHEDULE D
SCHEDULE 3.12 TO CREDIT AGREEMENT
[TO BE COMPLETED BY BORROWER]

SCHEDULE E
SCHEDULE 3.16 TO CREDIT AGREEMENT
[TO BE COMPLETED BY BORROWER]